Exhibit 99.1

News Release

CONTACTS:	Jim Eglseder (Investors) (513) 534-8424 Laura Wehby (Investors) (513) 534-7407 Larry Magnesen (Media) (513) 534-8055	FOR IMMEDIATE RELEASE July 18, 2013

FIFTH THIRD ANNOUNCES SECOND QUARTER 2013 NET INCOME TO COMMON SHAREHOLDERS OF $594 MILLION OR $0.66 PER DILUTED SHARE

•

2Q13 net income available to common shareholders of $594 million, or $0.66 per diluted common share, vs. $413 million or $0.46 per share in 1Q13, up 43%, and $376 million or $0.40 per share in 2Q12, up 65%

•

2Q13 results included a benefit of $242 million pre-tax (~$157 million after-tax, or ~$0.17 per share) on the sale of shares of Vantiv and $76 million pre-tax (~$49 million after-tax, or ~$0.05 per share) on the valuation of the warrant Fifth Third holds in Vantiv

•

In 1Q13 and 2Q12, the benefit of the valuation of the warrant Fifth Third holds in Vantiv was $34 million pre-tax (~$22 million after-tax, or ~$0.02 per share) and $56 million pre-tax (~$36 million after-tax, or ~$0.04 per share), respectively

•	2Q13 return on assets (ROA) of 1.98%; return on average common equity of 17.6%; return on average tangible common equity** of 21.6%

•	Pre-provision net revenue (PPNR)** of $923 million in 2Q13

•

Net interest income (FTE) of $885 million, down 1% sequentially; net interest margin 3.33%; average portfolio loans up 1% sequentially (includes impact from 1Q13 securitization of auto loans); period end loans up 2%

•

Noninterest income of $1.1 billion compared with $743 million in prior quarter; increase largely driven by sale of Vantiv shares. Excluding Vantiv, noninterest income of $742 million up 5% from $709 million in 1Q13.

•	Noninterest expense of $1.0 billion, up 4% from 1Q13; largely driven by increase in litigation reserves

•	2Q13 effective tax rate of 29.8% compared with 30.4% in 1Q13 and 31.8% in 2Q12

•	Credit trends remain favorable

•	2Q13 net charge-offs of $112 million (0.51% of loans and leases) vs. 1Q13 NCOs of $133 million (0.63% of loans and leases) and 2Q12 NCOs of $181 million (0.88% of loans and leases)

•	2Q13 provision expense of $64 million vs. provision of $62 million in 1Q13 and $71 million in 2Q12

•

Loan loss allowance decreased $48 million sequentially reflecting continued improvement in credit trends; allowance to loan ratio of 1.99%, 151% of nonperforming assets, 191% of nonperforming loans and leases

•

Total nonperforming assets (NPAs) of $1.2 billion, including loans held-for-sale (HFS), declined $64 million, or 5%, sequentially; portfolio NPA ratio of 1.32% down 9 bps from 1Q13, NPL ratio of 1.04% down 7 bps from 1Q13

•	Strong capital ratios*

•	Tier 1 common ratio 9.44%**, down 26 bps sequentially, largely due to repurchases of ~$539 million in common shares announced during the quarter (Basel III pro forma estimate of ~9.10%)

•	Tier 1 capital ratio 11.07%, Total capital ratio 14.35%, Leverage ratio 10.41%

•	Tangible common equity ratio** of 8.83% excluding unrealized gains/losses; 8.95% including them

•	Repurchased ~26 million common shares in 2Q13; average diluted share count reduced by 13 million shares including impact from 1Q13 and 2Q13 share repurchases

•	Book value per share of $15.57; tangible book value per share** of $12.71 up 1% from 1Q13 and 7% from 2Q12

*	Capital ratios estimated; presented under current U.S. capital regulations. The pro forma Basel III Tier I common equity ratio is management’s estimate based upon its current interpretation of recent prospective regulatory capital requirements approved in July 2013. See “Capital Position” section for more information.
**	Non-GAAP measure; see Reg. G reconciliation on page 34.

Fifth Third Bancorp (Nasdaq: FITB) today reported second quarter 2013 net income of $603 million, compared with net income of $422 million in the first quarter of 2013 and net income of $385 million in the second quarter of 2012. After preferred dividends, second quarter 2013 net income available to common shareholders was $594 million, or $0.66 per diluted share, compared with first quarter net income to common shareholders of $413 million, or $0.46 per diluted share, and net income to common shareholders of $376 million, or $0.40 per diluted share, in the second quarter of 2012.

Second quarter 2013 noninterest income results included a $242 million gain on the sale of Vantiv shares; a $76 million positive valuation adjustment on the Vantiv warrant; a pre-tax benefit of $10 million resulting from a settlement related to a previously surrendered bank-owned life insurance (BOLI) policy; and a $5 million charge related to the valuation of the Visa total return swap. Second quarter noninterest expense included $33 million in charges to increase litigation reserves.

First quarter 2013 noninterest income included a $34 million positive valuation adjustment on the Vantiv warrant; a $7 million gain on the sale of certain Fifth Third Asset Management (FTAM) advisory contracts; and a $7 million charge related to the valuation of the Visa total return swap. Net gains on investment securities were $17 million. First quarter noninterest expense included $9 million in charges to increase litigation reserves. First quarter income tax expense was higher by $12 million due to the seasonal expiration of employee stock options.

Second quarter 2012 results included a $56 million positive valuation adjustment on the Vantiv warrant; a $17 million negative valuation adjustment associated with bank premises held-for-sale; and an $11 million charge related to the valuation of the Visa total return swap. Net gains on investment securities were $3 million. Second quarter 2012 noninterest expense included a $9 million reduction to FDIC insurance expense.

Earnings Highlights

	For the Three Months Ended					% Change
	June	March	December	September	June
	2013	2013	2012	2012	2012	Seq	Yr/Yr
Earnings ($ in millions)
Net income attributable to Bancorp	$603	$422	$399	$363	$385	43%	57%
Net income available to common shareholders	$594	$413	$390	$354	$376	44%	58%

Common Share Data
Earnings per share, basic	0.69	0.47	0.44	0.39	0.41	47%	68%
Earnings per share, diluted	0.66	0.46	0.43	0.38	0.40	43%	65%
Cash dividends per common share	0.12	0.11	0.10	0.10	0.08	9%	50%

Financial Ratios
Return on average assets	1.98%	1.41%	1.33%	1.23%	1.32%	40%	50%
Return on average common equity	17.6	12.5	11.5	10.4	11.4	41%	54%
Return on average tangible common equity	21.6	15.4	14.1	12.8	14.1	40%	53%
Tier I capital	11.07	10.83	10.65	10.85	12.31	2%	(10%)
Tier I common equity	9.44	9.70	9.51	9.67	9.77	(3%)	(3%)
Net interest margin (a)	3.33	3.42	3.49	3.56	3.56	(3%)	(6%)
Efficiency (a)	52.3	59.8	65.2	63.7	59.4	(12%)	(12%)
Common shares outstanding (in thousands)	851,474	874,645	882,152	897,467	918,913	(3%)	(7%)
Average common shares outstanding
(in thousands):
Basic	858,583	870,923	884,676	904,475	913,541	(1%)	(6%)
Diluted	900,625	913,163	925,585	944,821	954,622	(1%)	(6%)

(a)	Presented on a fully taxable equivalent basis

The percentages in all of the tables in this earning release are calculated on actual dollar amounts not the rounded dollar amounts.

“Second quarter results were again strong for Fifth Third,” said Kevin T. Kabat, CEO of Fifth Third Bancorp. “The Company reported $594 million in net income to common shareholders. Return on assets was 1.98 percent and return on average tangible common equity* was 21.6 percent for the quarter including Vantiv-related gains, and were 1.30 percent and 14.1 percent, respectively, excluding them.

“We posted our tenth consecutive quarter of sequential average portfolio loan growth, driven by C&I loan growth of 3 percent. Nearly all fee income categories increased quarter-over-quarter, highlighted by mortgage banking net revenue and corporate banking revenue, which grew 6 and 7 percent, respectively. All major fee categories showed mid-single digit growth year-over-year.

“Credit trends continued to improve as net charge-offs declined 16 percent to $112 million, or 51 basis points of loans, and we saw continued, broad based improvement in nearly every key credit metric.

“During the quarter, we entered into an agreement to repurchase $539 million of common shares. We have approximately $600 million of repurchase capacity remaining under our current CCAR plan extending through March 31, 2014, excluding any potential gains from Vantiv share sales in the future. At the beginning of the third quarter, we converted our Series G preferred stock into common stock, although those shares were already included in our fully diluted share count. Regulatory approval of final capital rules for U.S. banks provides welcome clarity for our management of capital, and our capital position under those rules would remain strong with an estimated pro forma Tier 1 common equity ratio* of 9.1 percent under the new final rules compared with 9.4 percent under current rules.”

*	Non-GAAP measure; see Reg. G reconciliation on page 34.

Income Statement Highlights

	For the Three Months Ended					% Change
	June	March	December	September	June
	2013	2013	2012	2012	2012	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)	$885	$893	$903	$907	$899	(1%)	(2%)
Provision for loan and lease losses	64	62	76	65	71	2%	(11%)
Total noninterest income	1,060	743	880	671	678	43%	56%
Total noninterest expense	1,017	978	1,163	1,006	937	4%	9%

Income before income taxes (taxable equivalent)	864	596	544	507	569	45%	52%

Taxable equivalent adjustment	5	5	4	4	4	5%	8%
Applicable income taxes	256	179	144	139	180	42%	42%

Net income	603	412	396	364	385	46%	56%
Less: Net income attributable to noncontrolling interest	—	(10)	(3)	1	—	NM	10%

Net income attributable to Bancorp	603	422	399	363	385	43%	57%
Dividends on preferred stock	9	9	9	9	9	2%	2%

Net income available to common shareholders	594	413	390	354	376	44%	58%

Earnings per share, diluted	$0.66	$0.46	$0.43	$0.38	$0.40	43%	65%

Net Interest Income

	For the Three Months Ended					% Change
	June	March	December	September	June
	2013	2013	2012	2012	2012	Seq	Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)	$989	$1,000	$1,020	$1,027	$1,031	(1%)	(4%)
Total interest expense	104	107	117	120	132	(3%)	(21%)

Net interest income (taxable equivalent)	$885	$893	$903	$907	$899	(1%)	(2%)

Average Yield
Yield on interest-earning assets (taxable equivalent)	3.73%	3.84%	3.94%	4.03%	4.08%	(3%)	(9%)
Yield on interest-bearing liabilities	0.57%	0.59%	0.65%	0.67%	0.73%	(3%)	(22%)
Net interest rate spread (taxable equivalent)	3.16%	3.25%	3.29%	3.36%	3.35%	(3%)	(6%)

Net interest margin (taxable equivalent)	3.33%	3.42%	3.49%	3.56%	3.56%	(3%)	(6%)

Average Balances ($ in millions)
Loans and leases, including held for sale	$89,473	$88,880	$86,180	$84,829	$84,508	1%	6%
Total securities and other short-term investments	16,962	16,846	16,765	16,588	17,168	1%	(1%)
Total interest-earning assets	106,435	105,726	102,945	101,417	101,676	1%	5%
Total interest-bearing liabilities	73,363	74,038	71,420	72,026	73,162	(1%)	—
Bancorp shareholders’ equity	14,221	13,779	13,855	13,887	13,628	3%	4%

Net interest income of $885 million on a fully taxable equivalent basis decreased $8 million from the first quarter and included a $6 million increase due to higher day count in the second quarter. Excluding the impact of day count, the decline in net interest income reflected loan repricing and maturities of interest rate floors, partially offset by net loan growth and the benefit of higher yields on investment securities. Net interest income also benefited from a decline in interest expense driven by the maturity of $750 million in holding company debt and related swaps during the quarter, partially offset by the full quarter impact of the $1.3 billion bank note issuance and related swaps in the first quarter.

The net interest margin was 3.33 percent, a decrease of 9 bps from 3.42 percent in the previous quarter. The decline in net interest margin was primarily driven by lower loan yields and the maturity of interest rate floors, partially offset by higher securities yields and the debt maturity in the first quarter. The impact of day count reduced the net interest margin by 1 bp.

Compared with the second quarter of 2012, net interest income decreased $14 million and the net interest margin decreased 23 bps, driven by lower asset yields partially offset by higher average loan balances, lower long-term debt expense, and run-off in higher-priced CDs.

Securities

Average securities and other short-term investments were $17.0 billion in the second quarter of 2013 compared with $16.8 billion in the previous quarter and $17.2 billion in the second quarter of 2012. On an end of period basis, available for sale securities of $16.2 billion increased $924 million from the prior quarter as a result of the pre-investment of expected portfolio cash flows. Other short-term investment end of period balances of $1.1 billion declined $1.2 billion from unusually high cash balances held at the Federal Reserve at the end of the first quarter.

Loans

	For the Three Months Ended					% Change
	June 2013	March 2013	December 2012	September 2012	June 2012	Seq	Yr/Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial and industrial loans	$37,630	$36,395	$34,301	$33,111	$32,734	3%	15%
Commercial mortgage	8,618	8,965	9,193	9,567	9,810	(4%)	(12%)
Commercial construction	713	695	686	742	873	3%	(18%)
Commercial leases	3,552	3,556	3,509	3,481	3,469	—	2%

Subtotal—commercial loans and leases	50,513	49,611	47,689	46,901	46,886	2%	8%

Consumer:
Residential mortgage loans	12,260	12,096	11,846	11,578	11,274	1%	9%
Home equity	9,625	9,872	10,129	10,312	10,430	(2%)	(8%)
Automobile loans	11,887	11,961	11,944	11,812	11,755	(1%)	1%
Credit card	2,071	2,069	2,029	1,971	1,915	—	8%
Other consumer loans and leases	351	294	306	314	326	20%	8%

Subtotal—consumer loans and leases	36,194	36,292	36,254	35,987	35,700	—	1%

Total average loans and leases (excluding held for sale)	$86,707	$85,903	$83,943	$82,888	$82,586	1%	5%
Average loans held for sale	2,766	2,977	2,237	1,941	1,922	(7%)	44%

Average loan and lease balances (excluding loans held-for-sale) increased $804 million, or 1 percent, sequentially and increased $4.1 billion, or 5 percent, from the second quarter of 2012. Period end loan and lease balances (excluding loans held-for-sale) increased $1.4 billion, or 2 percent sequentially and increased $4.7 billion, or 6 percent, from a year ago. Comparisons reflect the securitization of approximately $500 million of auto loans in March 2013, as the full quarter impact of the securitization reduced average portfolio loans by $338 million compared with the first quarter of 2013.

Average commercial portfolio loan and lease balances were up $902 million, or 2 percent, sequentially and increased $3.6 billion, or 8 percent, from the second quarter of 2012. Average commercial and industrial (C&I) loans increased 3 percent sequentially and increased 15 percent compared with the second quarter of 2012. Average commercial mortgage and commercial construction loan balances combined declined 3 percent sequentially and declined 13 percent from the same period in the previous year. Commercial line usage, on an end of period basis, was 31 percent of committed lines in the second quarter of 2013 compared with 31 percent in the first quarter of 2013 and 32 percent in the second quarter of 2012.

Average consumer portfolio loan and lease balances were flat sequentially and increased $494 million, or 1 percent, from the second quarter of 2012. In the first quarter, approximately $500 million in auto loans were reclassified to held-for-sale in anticipation of their securitization and sale, which took place at the end of March. The full quarter impact of the securitization reduced average portfolio loans by $338 million compared with the first quarter of 2013. Average residential mortgage loans increased 1 percent sequentially and increased 9 percent from a year ago, reflecting the continued retention of certain shorter term residential mortgage loans. Average auto loans declined 1 percent sequentially and increased 1 percent from the second quarter of 2012, and included the effect of the first quarter 2013 auto securitization. Average home equity loan balances declined 2 percent sequentially and declined 8 percent year-over-year due to lower demand and production.

Average loans held-for-sale balances of $2.8 billion decreased $211 million sequentially, primarily reflecting a $135 million decrease in auto loans that were moved to held-for-sale prior to being securitized and sold at the end of March. Average loans held-for-sale balances increased $844 million compared with the second quarter of 2012. Period end loans held-for-sale of $2.1 billion decreased $543 million from the previous quarter and increased $285 million from the second quarter of 2012 reflecting fluctuations in residential mortgage held-for-sale balances.

Deposits

	For the Three Months Ended					% Change
	June 2013	March 2013	December 2012	September 2012	June 2012	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand deposits	$29,682	$28,565	$29,223	$27,127	$26,351	4%	13%
Interest checking	22,796	23,763	23,556	22,967	23,548	(4%)	(3%)
Savings	18,864	19,576	20,216	21,283	22,143	(4%)	(15%)
Money market	8,918	7,932	6,026	4,776	4,258	12%	NM
Foreign office (a)	1,418	1,102	1,174	1,345	1,321	29%	7%

Subtotal—Transaction deposits	81,678	80,938	80,195	77,498	77,621	1%	5%
Other time	3,859	3,982	4,094	4,224	4,359	(3%)	(11%)

Subtotal—Core deposits	85,537	84,920	84,289	81,722	81,980	1%	4%
Certificates—$100,000 and over	6,519	4,017	3,084	3,016	3,130	62%	NM
Other	10	40	32	32	23	(74%)	(55%)

Total deposits	$92,066	$88,977	$87,405	$84,770	$85,133	3%	8%

(a)	Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits increased $617 million, or 1 percent, sequentially and increased $3.6 billion, or 4 percent, from the second quarter of 2012. Average transaction deposits, which are included in core deposits, increased $740 million, or 1 percent, from the first quarter of 2013 primarily driven by higher demand deposits and money market balances, partially offset by lower interest checking and savings balances. Year-over-year transaction deposits increased $4.1 billion, or 5 percent, driven by higher money market and demand deposits, partially offset by lower savings and interest checking balances. Other time deposits, primarily CDs, decreased 3 percent sequentially and 11 percent compared with the second quarter of 2012.

Commercial average transaction deposits increased 1 percent sequentially and increased 4 percent from the previous year. Sequential performance reflected higher foreign office, demand deposit, and money market balances partially offset by lower interest checking balances. Year-over-year growth was primarily driven by higher inflows to demand deposit and money market account balances. Average public funds balances were $5.2 billion compared with $5.5 billion in the first quarter of 2013 and $5.7 billion in the second quarter of 2012.

Consumer average transaction deposits increased 1 percent sequentially and increased 6 percent from the second quarter of 2012. The sequential increase reflected higher demand deposit and money market deposits, which were partially offset by lower savings and interest checking balances. Year-over-year growth was driven by increased money market and demand deposit balances partially offset by lower savings and interest checking balances. Consumer CDs included in core deposits declined 3 percent sequentially, driven by customer reluctance to purchase CDs given the continued low rate environment, and declined 11 percent year-over-year driven by maturities of higher-rate CDs.

Wholesale Funding

	For the Three Months Ended					% Change
	June 2013	March 2013	December 2012	September 2012	June 2012	Seq	Yr/Yr
Average Wholesale Funding ($ in millions)
Certificates—$100,000 and over	$6,519	$4,017	$3,084	$3,016	$3,130	62%	NM
Other deposits	10	40	32	32	23	(74%)	(55%)
Federal funds purchased	560	691	794	664	408	(19%)	37%
Other short-term borrowings	2,867	5,429	4,553	4,856	4,303	(47%)	(33%)
Long-term debt	7,552	7,506	7,891	8,863	9,669	1%	(22%)

Total wholesale funding	$17,508	$17,683	$16,354	$17,431	$17,533	(1%)	—

Average wholesale funding of $17.5 billion decreased $175 million, or 1 percent, sequentially and was flat compared with the second quarter of 2012. The sequential and year-over-year comparisons reflect lower short-term borrowings, primarily short-term FHLB borrowings, partially offset by the issuance of certificates $100,000 and over. Average long-term debt balances reflected the full quarter impact of the $1.3 billion bank note issuance in the first quarter partially offset by the $750 million and $500 million senior note maturities in the second quarter of 2013.

Noninterest Income

	For the Three Months Ended					% Change
	June 2013	March 2013	December 2012	September 2012	June 2012	Seq	Yr/Yr
Noninterest Income ($ in millions)
Service charges on deposits	$136	$131	$134	$128	$130	4%	4%
Corporate banking revenue	106	99	114	101	102	7%	4%
Mortgage banking net revenue	233	220	258	200	183	6%	28%
Investment advisory revenue	98	100	93	92	93	(2%)	6%
Card and processing revenue	67	65	66	65	64	4%	6%
Other noninterest income	414	109	215	78	103	NM	NM
Securities gains, net	—	17	2	2	3	(99%)	(96%)
Securities gains (losses), net—non-qualifying hedges on mortgage servicing rights	6	2	(2)	5	—	NM	NM

Total noninterest income	$1,060	$743	$880	$671	$678	43%	56%

NM: Not Meaningful

Noninterest income of $1.1 billion increased $317 million sequentially and increased $382 million compared with prior year results. The sequential and year-over-year increases were driven by the $242 million gain on the sale of Vantiv shares and a higher valuation adjustment on the Vantiv warrant. Vantiv warrant valuation adjustments were a positive $76 million in the second quarter of 2013 compared with positive $34 million and positive $56 million in the first quarter of 2013 and second quarter of 2012, respectively. Excluding these Vantiv-related benefits, noninterest income increased $33 million, or 5 percent, from the first quarter and $120 million, or 19 percent, from the second quarter of 2012.

Second quarter 2013 results also included a pre-tax benefit of $10 million resulting from a settlement related to a previously surrendered BOLI policy and a $5 million charge related to the valuation of the total return swap entered into as part of the 2009 sale of Visa, Inc. Class B shares. Negative valuation adjustments on this swap were $7 million in the first quarter of 2013 and $11 million in the second quarter of 2012. First quarter 2013 results also included $7 million in gains on the sale of certain FTAM advisory contracts. Second quarter 2012 results also included $17 million in lower of cost or market adjustments associated with bank premises held-for-sale. Excluding these items, the aforementioned Vantiv-related impacts, and investment securities gains in all periods, noninterest income of $737 million increased $45 million, or 7 percent, from the previous quarter and increased $90 million, or 14 percent, from the second quarter of 2012. The sequential comparison primarily reflected higher mortgage banking net revenue, corporate banking revenue, and service charges on deposits. The year-over-year comparison primarily reflected higher mortgage banking net revenue and mid-single digit growth in most other fee categories.

Service charges on deposits of $136 million increased 4 percent from the first quarter and increased 4 percent compared with the same quarter last year. Retail service charges increased 10 percent sequentially and 4 percent from the second quarter of 2012 primarily due to the transition to our new and simplified deposit product offerings. Commercial service charges increased 1 percent sequentially and increased 5 percent from a year ago primarily as a result of higher treasury management fees.

Corporate banking revenue of $106 million increased 7 percent from the first quarter of 2013 and 4 percent from the same period last year. The sequential and year-over-year increases were primarily driven by higher syndication fees, interest rate derivatives, foreign exchange fees, and business lending fees, partially offset by lower institutional sales revenue and letter of credit fees.

Mortgage banking net revenue was $233 million in the second quarter of 2013, a 6 percent increase from the first quarter of 2013 and a 28 percent increase from the second quarter of 2012. Second quarter 2013 originations were a record $7.5 billion, compared with $7.4 billion in the previous quarter and $5.9 billion in the second quarter of 2012. Second quarter 2013 originations resulted in gains of $150 million on mortgages sold, compared with gains of $169 million during the previous quarter and $183 million during the second quarter of 2012. The decline from the prior quarter and prior year primarily reflected lower gain on sale margins. Mortgage servicing fees this quarter were $62 million, compared with $61 million in the previous quarter and $63 million in the second quarter of 2012. Mortgage banking net revenue is also affected by net servicing asset value adjustments, which include mortgage servicing rights (MSR) amortization and MSR valuation adjustments (including mark-to-market adjustments on free-standing derivatives used to economically hedge the MSR portfolio). These net servicing asset valuation adjustments were positive $21 million in the second quarter of 2013 (reflecting MSR amortization of $51 million and MSR valuation adjustments of positive $72 million); negative $10 million in the first quarter of 2013 (MSR amortization of $53 million and MSR valuation adjustments of positive $43 million); and negative $63 million in the second quarter of 2012 (MSR amortization of $41 million and MSR valuation adjustments of negative $22 million). The mortgage servicing asset, net of the valuation reserve, was $894 million at quarter end on a servicing portfolio of $67 billion.

Net gains on securities held as non-qualifying hedges for the MSR portfolio were $6 million in the second quarter of 2013, compared with net gains of $2 million in the first quarter of 2013 and no gains or losses in the second quarter of 2012.

Investment advisory revenue of $98 million decreased 2 percent from record first quarter levels and increased 6 percent year-over-year. The sequential decline reflected lower tax-related private client services revenue, which is seasonally strong in the first quarter. The year-over-year increase was due to higher private client services revenue, brokerage fees, and institutional fees, resulting from increased production and an improvement in equity and bond market values. This fee revenue was partially offset by the absence of mutual fund fees due to the sale of certain Fifth Third funds in the third quarter of 2012.

Card and processing revenue of $67 million in the second quarter of 2013 increased 4 percent sequentially and increased 6 percent from the second quarter of 2012. The sequential increase reflected higher transactions volumes compared with seasonally weaker first quarter volumes. The year-over-year increase reflected the impact of higher transaction volumes, higher levels of consumer spending, and the benefit of new products.

Other noninterest income totaled $414 million in the second quarter of 2013, compared with $109 million in the previous quarter and $103 million in the second quarter of 2012. The second quarter of 2013 included a $242 million gain from the sale of Vantiv shares and a $10 million benefit resulting from a settlement related to a previously surrendered BOLI policy. Other noninterest income also included effects of the valuation of the Vantiv warrant and changes in income related to the valuation of the Visa total return swap. For the quarters ending June 30, 2013, March 31, 2013, and June 30, 2012, the impact of warrant valuation adjustments were positive $76 million, positive $34 million, and positive $56 million, respectively, and changes in income related to the Visa total return swap were losses of $5 million, $7 million, and $11 million, respectively. First quarter 2013 results also included $7 million in gains on the sale of certain FTAM advisory contracts. Second quarter 2012 results also included $17 million in lower of cost or market adjustments associated with bank premises held-for-sale. Excluding the items detailed above, other noninterest income of $91 million increased approximately $16 million, or 21 percent, from the first quarter of 2013 and the second quarter of 2012.

Net credit-related costs recognized in other noninterest income were $6 million in the second quarter of 2013 versus $10 million last quarter and $17 million in the second quarter of 2012. Second quarter 2013 results included no material gains or losses on sales of commercial loans held-for-sale and $1 million of fair value charges on commercial loans held-for-sale, as well as $5 million of losses on other real estate owned (OREO). First quarter 2013 results included $2 million of net gains on sales of commercial loans held-for-sale and $1 million of fair value charges on commercial loans held-for-sale, as well as $10 million of losses on OREO. Second quarter 2012 results included $8 million of net gains on sales of commercial loans held-for-sale, $5 million of fair value charges on commercial loans held-for-sale, and $19 million of losses on OREO.

Net gains on investment securities were immaterial in the second quarter of 2013, compared with investment securities gains of $17 million in the previous quarter and $3 million in the second quarter of 2012.

Noninterest Expense

	For the Three Months Ended					% Change
	June	March	December	September	June
	2013	2013	2012	2012	2012	Seq	Yr/Yr
Noninterest Expense ($ in millions)
Salaries, wages and incentives	$404	$399	$416	$399	$393	1%	3%
Employee benefits	83	114	96	79	84	(27%)	(1%)
Net occupancy expense	76	79	76	76	74	(3%)	4%
Technology and communications	50	49	52	49	48	—	3%
Equipment expense	28	28	27	28	27	(1%)	1%
Card and processing expense	33	31	31	30	30	6%	10%
Other noninterest expense	343	278	465	345	281	23%	22%

Total noninterest expense	$1,017	$978	$1,163	$1,006	$937	4%	9%

Noninterest expense of $1.0 billion increased 4 percent from the first quarter of 2013 and increased 9 percent versus the second quarter of 2012. Second quarter 2013 expenses included $33 million in charges to increase litigation reserves; and a $2 million benefit from the sale of affordable housing investments. First quarter 2013 expenses included a $9 million benefit from the sale of affordable housing investments and $9 million in charges to increase litigation reserves. Second quarter 2012 expenses included a $9 million reduction to FDIC insurance expense and an $8 million benefit from the sale of affordable housing investments. Excluding these items, noninterest expense of $986 million increased $8 million, or 1 percent, compared with the first quarter of 2013 and increased $32 million, or 3 percent, compared with the second quarter of 2012. Second quarter 2013 also included a net $6 million increase in the mortgage representation and warranty reserve, driven by a $9 million increase in the reserve as a result of additional information obtained from Freddie Mac regarding changes to their selection criteria for future mortgage repurchases and file requests. As such, we are able to better estimate the losses that are probable on loans sold to Freddie Mac with representation and warranty provisions. (Freddie Mac loans represent approximately 53 percent of the outstanding balance of sold loans.) The sequential comparison included a decrease in benefits expense due to seasonally higher FICA and unemployment costs in the first quarter. Sequential and year-over-year comparisons also reflected increased compensation-related expenses.

Credit costs related to problem assets recorded as noninterest expense totaled $35 million in the second quarter of 2013, compared with $24 million in the first quarter of 2013 and $40 million in the second quarter of 2012. Second quarter credit-related expenses included provision expense for mortgage repurchases of $20 million, compared with $20 million in the first quarter and $18 million a year ago. (Realized mortgage repurchase losses were $14 million in the second quarter of 2013, compared with $20 million last quarter and $16 million in the second quarter of 2012.) Provision for unfunded commitments was a benefit of $2 million in the current quarter, compared with a benefit of $11 million last quarter and a benefit of $1 million a year ago. Derivative valuation adjustments related to customer credit risk were a net zero, positive $1 million, and a net zero for this quarter, last quarter and the year ago quarter, respectively. OREO expense was $3 million this quarter, compared with $4 million last quarter and $5 million a year ago. Other problem asset-related expenses were $14 million in the second quarter, compared with $12 million the previous quarter and $19 million in the same period last year.

Credit Quality

	For the Three Months Ended
	June	March	December	September	June
	2013	2013	2012	2012	2012
Total net losses charged off ($ in millions)
Commercial and industrial loans	($33)	($25)	($36)	($29)	($46)
Commercial mortgage loans	(10)	(26)	(17)	(28)	(25)
Commercial construction loans	—	(3)	(4)	(4)	—
Commercial leases	(2)	—	1	(1)	(7)
Residential mortgage loans	(15)	(20)	(23)	(26)	(36)
Home equity	(23)	(30)	(34)	(37)	(39)
Automobile loans	(5)	(4)	(9)	(7)	(7)
Credit card	(19)	(20)	(19)	(18)	(18)
Other consumer loans and leases	(5)	(5)	(6)	(6)	(3)

Total net losses charged off	(112)	(133)	(147)	(156)	(181)

Total losses	(145)	(168)	(177)	(188)	(219)
Total recoveries	33	35	30	32	38

Total net losses charged off	($112)	($133)	($147)	($156)	($181)
Ratios (annualized)
Net losses charged off as a percent of average loans and leases (excluding held for sale)	0.51%	0.63%	0.70%	0.75%	0.88%
Commercial	0.36%	0.44%	0.46%	0.53%	0.67%
Consumer	0.73%	0.89%	1.01%	1.04%	1.15%

Net charge-offs were $112 million in the second quarter of 2013, or 51 bps of average loans on an annualized basis, the lowest ratio since the first quarter of 2007. Net charge-offs declined 16 percent compared with first quarter 2013 net charge-offs of $133 million, and declined 39 percent versus second quarter 2012 net charge-offs of $181 million.

Commercial net charge-offs were $45 million, or 36 bps, the lowest ratio since the third quarter of 2007. Commercial net charge-offs declined $9 million compared with $54 million, or 44 bps, in the first quarter. C&I net charge-offs were $33 million, an increase of $8 million from $25 million in the previous quarter. Commercial mortgage net charge-offs totaled $10 million, down $16 million compared with $26 million in the prior quarter. Commercial construction net charge-offs were zero in the second quarter, down $3 million compared with the previous quarter.

Consumer net charge-offs were $67 million, or 73 bps, down $12 million sequentially to the lowest ratio since the second quarter of 2007. Net charge-offs on residential mortgage loans in the portfolio were $15 million, down $5 million from the previous quarter. Home equity net charge-offs were $23 million, down $7 million from the first quarter of 2013. Net charge-offs on brokered home equity loans represented 32 percent of second quarter home equity losses; such loans are 13 percent of the total home equity portfolio. The home equity portfolio included $1.2 billion of brokered loans, down from a peak of $2.6 billion in 2007; originations of these loans were discontinued in 2007. Net charge-offs in the auto portfolio of $5 million increased $1 million compared with the prior quarter. Net charge-offs on consumer credit card loans were $19 million, down $1 million from first quarter. Net charge-offs on other consumer loans were $5 million, or flat compared with the previous quarter.

	For the Three Months Ended
	June	March	December	September	June
	2013	2013	2012	2012	2012
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$1,783	$1,854	$1,925	$2,016	$2,126
Total net losses charged off	(112)	(133)	(147)	(156)	(181)
Provision for loan and lease losses	64	62	76	65	71

Allowance for loan and lease losses, ending	1,735	1,783	1,854	1,925	2,016
Reserve for unfunded commitments, beginning	168	179	176	178	179
Provision for unfunded commitments	(2)	(11)	3	(2)	(1)

Reserve for unfunded commitments, ending	166	168	179	176	178
Components of allowance for credit losses:
Allowance for loan and lease losses	1,735	1,783	1,854	1,925	2,016
Reserve for unfunded commitments	166	168	179	176	178

Total allowance for credit losses	$1,901	$1,951	$2,033	$2,101	$2,194
Allowance for loan and lease losses ratio
As a percent of loans and leases	1.99%	2.08%	2.16%	2.32%	2.45%
As a percent of nonperforming loans and leases (a)	191%	187%	180%	167%	150%
As a percent of nonperforming assets (a)	151%	147%	144%	133%	125%

(a)	Excludes nonaccrual loans and leases in loans held for sale

Provision for loan and lease losses totaled $64 million in the second quarter of 2013, up $2 million from the first quarter of 2013 and down $7 million from the second quarter of 2012. The allowance for loan and lease losses declined $48 million sequentially reflecting continued improvement in credit trends. The allowance represented 1.99 percent of total loans and leases outstanding as of quarter end, compared with 2.08 percent last quarter, and represented 191 percent of nonperforming loans and leases, and 151 percent of nonperforming assets.

	As of
	June		March		December	September	June
	2013		2013		2012	2012	2012
Nonperforming Assets and Delinquent Loans ($ in millions)
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$274		$229		$234	$309	$377
Commercial mortgage loans	169		184		215	263	357
Commercial construction loans	39		66		70	76	99
Commercial leases	1		1		1	5	3
Residential mortgage loans	96		110		114	126	135
Home equity	28		28		30	29	30
Automobile loans	—		—		—	—	1
Other consumer loans and leases	—		—		1	—	—

Total nonaccrual loans and leases	$607		$618		$665	$808	$1,002
Restructured loans and leases—commercial (nonaccrual)	140	(c)	159	(c)	177	153	147
Restructured loans and leases—consumer (nonaccrual)	162		174		187	192	193

Total nonperforming loans and leases	$909		$951		$1,029	$1,153	$1,342
Repossessed personal property	6		7		8	10	9
Other real estate owned (a)	235		252		249	283	268

Total nonperforming assets (b)	$1,150		$1,210		$1,286	$1,446	$1,619
Nonaccrual loans held for sale	15		16		25	38	55
Restructured loans—commercial (nonaccrual) held for sale	—		3		4	5	5

Total nonperforming assets including loans held for sale	$1,165		$1,229		$1,315	$1,489	$1,679

Restructured Consumer loans and leases (accrual)	$1,671		$1,683		$1,655	$1,641	$1,634
Restructured Commercial loans and leases (accrual)	$475	(c)	$441	(c)	$431	$442	$455

Total loans and leases 90 days past due	$152		$164		$195	$201	$203
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets, including other real estate owned (b)	1.04%		1.11%		1.19%	1.38%	1.62%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (b)	1.32%		1.41%		1.49%	1.73%	1.96%

(a)	Excludes government insured advances.
(b)	Does not include nonaccrual loans held for sale.
(c)	Excludes $21.5 million of restructured nonaccrual loans and $7.6 million of restructured accruing loans associated with a consolidated variable interest entity in which the Bancorp has no continuing credit risk.

Total nonperforming assets, including loans held-for-sale, were $1.2 billion, a decline of $64 million, or 5 percent, from the previous quarter. Nonperforming assets held-for-investment (NPAs) were $1.2 billion, or 1.32 percent, of total loans, leases and OREO, and decreased $60 million, or 5 percent, from the previous quarter. Nonperforming loans held-for-investment (NPLs) at quarter end were $909 billion or 1.04 percent of total loans, leases and OREO, and decreased $42 million, or 4 percent, from the previous quarter.

Commercial portfolio NPAs were $794 million, or 1.56 percent of commercial loans, leases and OREO, and decreased $34 million, or 4 percent, from the first quarter. Commercial portfolio NPLs were $623 million, or 1.23 percent of commercial loans and leases, and decreased $16 million from last quarter. C&I portfolio NPAs of $361 million increased $29 million from the prior quarter. Commercial mortgage portfolio NPAs were $355 million, down $54 million from the previous quarter. Commercial construction portfolio NPAs were $69 million, a decrease of $9 million from the previous quarter. Commercial real estate loans in Michigan and Florida represented 50 percent of commercial real estate NPAs and 36 percent of our total commercial real estate portfolio. Within the overall commercial loan portfolio, residential real estate builder and developer portfolio NPAs of $63 million declined $16 million from the first quarter, of which $38 million were commercial mortgage assets, $18 million were commercial construction assets and $7 million were C&I assets. Commercial portfolio NPAs included $140 million of nonaccrual troubled debt restructurings (TDRs), compared with $159 million last quarter.

Consumer portfolio NPAs of $356 million, or 0.98 percent of consumer loans, leases and OREO, decreased $26 million from the first quarter. Consumer portfolio NPLs were $286 million, or 0.79 percent of consumer loans and leases and decreased $26 million from last quarter. Of consumer NPAs, $312 million were in residential real estate portfolios. Residential mortgage NPAs were $254 million, $21 million lower than last quarter, with Florida representing 44 percent of residential mortgage NPAs and 13 percent of total residential mortgage loans. Home equity NPAs of $57 million were down $1 million compared with last quarter. Credit card NPAs were down $3 million compared to the previous quarter at $37 million. Consumer nonaccrual TDRs were $162 million in the second quarter of 2013, compared with $174 million in the first quarter 2013.

Second quarter OREO balances included in portfolio NPA balances described above were $235 million, down $17 million from the first quarter, and included $171 million in commercial OREO and $64 million in consumer OREO. Repossessed personal property of $6 million consisted largely of autos.

Loans still accruing over 90 days past due were $152 million, down $12 million, or 7 percent, from the first quarter of 2013. Commercial balances over 90 days past due were immaterial. Consumer balances 90 days past due of $152 million were down $11 million from the previous quarter. Loans 30-89 days past due of $258 million decreased $48 million, or 16 percent, from the previous quarter. Commercial balances 30-89 days past due of $7 million were down $30 million sequentially and consumer balances 30-89 days past due of $251 million decreased $18 million from the first quarter, reflecting declines in most categories. The above delinquencies figures exclude nonaccruals described previously.

Commercial nonaccrual loans held-for-sale were $15 million, compared with $19 million at the end of the first quarter.

Capital Position

	For the Three Months Ended
	June	March	December	September	June
	2013	2013	2012	2012	2012
Capital Position
Average shareholders’ equity to average assets	11.64%	11.38%	11.65%	11.82%	11.58%
Tangible equity (a)	9.65%	9.36%	9.17%	9.45%	9.50%
Tangible common equity (excluding unrealized gains/losses) (a)	8.83%	9.03%	8.83%	9.10%	9.15%
Tangible common equity (including unrealized gains/losses) (a)	8.95%	9.28%	9.10%	9.45%	9.49%
Tangible common equity as a percent of risk-weighted assets (excluding unrealized gains/losses) (a) (b)	9.50%	9.77%	9.57%	9.74%	9.84%
Regulatory capital ratios: (c)
Tier I capital	11.07%	10.83%	10.65%	10.85%	12.31%
Total risk-based capital	14.35%	14.35%	14.42%	14.76%	16.24%
Tier I leverage	10.41%	10.03%	10.05%	10.09%	11.39%
Tier I common equity (a)	9.44%	9.70%	9.51%	9.67%	9.77%
Book value per share	15.57	15.42	15.10	14.84	14.56
Tangible book value per share (a)	12.71	12.62	12.33	12.12	11.89

(a)	The tangible equity, tangible common equity, tier I common equity and tangible book value per share ratios, while not required by accounting principles generally accepted in the United States of America (U.S. GAAP), are considered to be critical metrics with which to analyze banks. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition. See the Regulation G Non-GAAP Reconciliation table for a reconciliation of these ratios to U.S. GAAP.
(b)	Under the banking agencies risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.
(c)	Current period regulatory capital data ratios are estimated.

Capital ratios remained strong, reflecting growth in retained earnings, the perpetual preferred stock issuance, and the impact of share repurchase activity during the quarter. Compared with the prior quarter, the Tier 1 common equity ratio* decreased 26 bps to 9.44 percent, and included a 48 bps reduction due to repurchases of approximately $539 million in common shares announced during the quarter. The tangible common equity to tangible assets ratio* was 8.83 percent (excluding unrealized gains/losses) and 8.95 percent (including unrealized gains/losses). The Tier 1 capital ratio increased 24 bps to 11.07 percent. The Total capital ratio was flat at 14.35 percent and the Leverage ratio increased 38 bps to 10.41 percent. The Tier 1 and Total capital ratios reflected the $593 million issuance of perpetual preferred stock during the quarter.

Book value per share at June 30, 2013 was $15.57 and tangible book value per share* was $12.71, compared with March 31, 2013 book value per share of $15.42 and tangible book value per share of $12.62. Both measures included the impact of retained earnings and share repurchase activity.

As previously announced, Fifth Third entered into a share repurchase agreement with a counterparty on January 28, 2013, whereby Fifth Third would purchase approximately $125 million of its outstanding common stock. Upon completion of the agreement on April 5, 2013, an additional 849,037 shares were repurchased. This transaction reduced average share count by approximately 2 million shares in the second quarter. Additionally, as previously announced, Fifth Third entered into a share repurchase agreement with a counterparty on May 21, 2013, whereby Fifth Third would purchase approximately $539 million of its outstanding common stock. For the quarter, this transaction reduced Fifth Third’s share count by 25 million shares on the initial transaction date, which had a 10 million share impact on average share count. Fifth Third expects the settlement of this forward contract to occur on or before October 21, 2013.

*	Non-GAAP measure; see Reg. G reconciliation on page 34.

U.S. banking regulators recently approved final capital rules for U.S. banks, including changes to the definition of capital components (i.e. the numerator of capital ratios) and changes to risk-weighting rules for assets (i.e. the denominator of capital ratios). These final rules implement portions of rules proposed by international banking regulators known as Basel III and Basel II. Fifth Third is not a Basel “Advanced Approaches” institution. Therefore, Fifth Third would be subject to the general capital rules governing the capital or numerator portion of these final rules and the “Standardized Approach” for risk-weighting assets. Additionally, Fifth Third would have a one-time irrevocable option to neutralize certain accumulated other comprehensive income (AOCI) components in capital, comparable to treatment under prevailing capital rules. Fifth Third will also be subject to the Market Risk Rule for trading assets and liabilities, which has been re-proposed for alignment with the other final capital rules. We continue to evaluate the final rule and its impact, which would apply beginning reporting periods after January 1, 2015.

Our current estimate of the pro-forma fully phased in Tier I common equity ratio at June 30, 2013 under the final capital rule, assuming the Company elected to maintain the current treatment of AOCI components in capital, would be approximately 9.10 percent**. This would compare with 9.44 percent* as calculated under the currently prevailing Basel I capital framework. The primary drivers of the change from the prevailing capital framework to the Basel III framework would be an increase in Tier I common equity of approximately 9 bps, which would be more than offset by modestly higher risk-weighted assets. (The largest impact to the numerator is that the new rules would not require the current 10 percent deduction of mortgage servicing rights assets; the largest changes to the denominator would be the treatment of securitizations and lending commitments of less than a year.) Fifth Third’s previous estimates of its pro forma Basel III Tier 1 common equity ratio assumed, as previously proposed, the inclusion of AOCI components in capital and the proposed risk-weighting treatment for 1-4 family senior and junior lien residential mortgages. Those factors would have caused the most significant pro forma impacts to previously proposed regulatory common equity ratios. Should Fifth Third make the election to include AOCI components in capital, the June 30, 2013 pro forma Basel III Tier 1 common ratio would be increased by approximately 13 bps. Fifth Third’s pro forma Tier 1 common equity ratio exceeds the minimum buffered Tier 1 common equity ratio of 7 percent, comprising a minimum of 4.5 percent plus a capital conservation buffer of 2.5 percent. The pro forma Tier 1 common equity ratio does not include the effect of any mitigating actions the Bancorp may undertake to offset any impact of the final capital rules.

The new regulations approved by U.S. banking regulators also cease Tier 1 capital treatment for outstanding trust preferred securities (“TruPS”) for banking organizations greater than $15 billion by January 1, 2016. Fifth Third’s Tier 1 and Total capital levels at June 30, 2013 included $810 million of TruPS, or 72 bps of risk weighted assets. Based on regulatory developments, Fifth Third will continue to evaluate the role of these types of securities in its capital structure. Fifth Third included the potential redemption of $750 million in TruPS in its 2013 CCAR plan. To the extent these types of securities remain outstanding during and after the phase-in period, they would continue to be included in Total capital, as approved in the capital rules described above. We expect to manage our capital structure over time – including the components represented by common equity and non-common equity – to adapt to and reflect the effect of changes in U.S. bank capital regulations, transition periods for inclusion of capital components in capital, regulatory expectations, and our goals for capital levels and capital composition, as appropriate.

*	Non-GAAP measure; see Reg. G reconciliation on page 34.
**	Capital ratios estimated; presented under current U.S. capital regulations. The pro forma Basel III Tier I common equity ratio is management’s estimate based upon its current interpretation of recent prospective regulatory capital requirements approved in July 2013.

Fifth Third is subject to the Federal Reserve’s (FRB) Capital Plans Rule which was issued November 9, 2012. Under this rule, we are required to submit our annual capital plan to the Federal Reserve, for its objection or non-objection. The plan includes those capital actions Fifth Third intends to pursue or contemplate during the period covered by the FRB’s response, which is the second quarter of 2013 through the first quarter of 2014. These actions were more fully described in our March 14, 2013 announcement that the FRB did not object to Fifth Third’s 2013 CCAR capital plan. Any such actions would be based on environmental and market conditions, earnings results, our capital position, and other factors, as well as approval by the Fifth Third Board of Directors, at the time.

Pursuant to Fifth Third’s 2013 CCAR capital plan, Fifth Third issued $593 million of 5.10 percent fixed-to-floating non-cumulative perpetual preferred stock (Series H preferred stock) on May 16, 2013. Additionally, pursuant to its capital plan, on June 11, 2013, Fifth Third provided notice that its Board of Directors had authorized the conversion of all $398 million in outstanding Depositary Shares representing Series G 8.5 percent convertible preferred stock into approximately 35.5 million common shares issued to the holders. (Note that these securities have been accounted for under the “if-converted” method for inclusion in common shares for diluted earnings per share reporting purposes.) Effective as of the close of the market on July 1, 2013, after the close of the second quarter of 2013, Fifth Third converted all remaining outstanding shares of Series G Preferred Stock, represented by 4,110,500 Depositary Shares, into shares of Fifth Third’s Common Stock. Each Depositary Share was convertible into 8.6393 shares of Common Stock, and the aggregate number of shares of Common Stock issued in this conversion was 35,511,740.

Tax Rate

The effective tax rate was 29.8 percent this quarter compared with 30.4 percent in the first quarter. The higher first quarter tax rate included the seasonal impact of the expiration of employee stock options.

Other

Fifth Third Bank owns 53.8 million units representing a 28 percent interest in Vantiv Holding, LLC, convertible into shares of Vantiv, Inc., a publicly traded firm (NYSE: VNTV). Based upon Vantiv’s closing price of $27.60 on June 28, 2013, our interest in Vantiv was valued at approximately $1.5 billion. Next month in our 10-Q, we will update our disclosure of the carrying value of our interest in Vantiv stock, which was $574 million as of March 31, 2013. The difference between the market value and the book value of Fifth Third’s interest in Vantiv’s shares is not recognized in Fifth Third’s equity or capital. Additionally, Fifth Third has a warrant to purchase additional shares in Vantiv which is carried as a derivative asset at a fair value of $287 million as of June 30, 2013.

Conference Call

Fifth Third will host a conference call to discuss these financial results at 9:00 a.m. (Eastern Time) today. This conference call will be webcast live by Thomson Financial and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Fifth Third” then “Investor Relations”). The webcast also is being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

Those unable to listen to the live webcast may access a webcast replay through the Fifth Third Investor Relations website at the same web address. Additionally, a telephone replay of the conference call will be available beginning approximately two hours after the conference call until Thursday, August 1 by dialing 800-585-8367 for domestic access and 404-537-3406 for international access (passcode 88820035#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of June 30, 2013, the Company had $123 billion in assets and operated 18 affiliates with 1,326 full-service Banking Centers, including 104 Bank Mart® locations open seven days a week inside select grocery stores and 2,433 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 28% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of June 30, 2013, had $313 billion in assets under care, of which it managed $27 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

Forward-Looking Statements

This news release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties from the separation of or the results of operations of Vantiv, LLC; (21) loss of income from any sale or potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (22) ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; and (23) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

# # #

Quarterly Financial Review for June 30, 2013

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	June 2013	March 2013	June 2012	Seq	Yr/Yr	June 2013	June 2012	Yr/Yr
Income Statement Data
Net interest income (a)	$885	$893	$899	(1%)	(2%)	$1,777	$1,802	(1%)
Noninterest income	1,060	743	678	43%	56%	1,803	1,448	25%
Total revenue (a)	1,945	1,636	1,577	19%	23%	3,580	3,250	10%
Provision for loan and lease losses	64	62	71	2%	(11%)	126	162	(22%)
Noninterest expense	1,017	978	937	4%	9%	1,996	1,911	4%
Net income attributable to Bancorp	603	422	385	43%	57%	1,024	815	26%
Net income available to common shareholders	594	413	376	44%	58%	1,006	797	26%

Common Share Data
Earnings per share, basic	$0.69	$0.47	$0.41	47%	68%	$1.16	$0.87	33%
Earnings per share, diluted	0.66	0.46	0.40	43%	65%	1.12	0.85	32%
Cash dividends per common share	0.12	0.11	0.08	9%	50%	0.23	0.16	44%
Book value per share	15.57	15.42	14.56	1%	7%	15.57	14.56	7%
Market price per share	18.05	16.31	13.40	11%	35%	18.05	13.40	35%
Common shares outstanding (in thousands)	851,474	874,645	918,913	(3%)	(7%)	851,474	918,913	(7%)
Average common shares outstanding (in thousands):
Basic	858,583	870,923	913,541	(1%)	(6%)	864,719	914,383	(5%)
Diluted	900,625	913,163	954,622	(1%)	(6%)	906,860	956,016	(5%)
Market capitalization	$15,369	$14,265	$12,313	8%	25%	$15,369	$12,313	25%

Financial Ratios
Return on assets	1.98%	1.41%	1.32%	40%	50%	1.70%	1.40%	21%
Return on average common equity	17.6%	12.5%	11.4%	41%	54%	15.1%	12.2%	23%
Return on average tangible common equity (b)	21.6%	15.4%	14.1%	40%	53%	18.5%	15.2%	22%
Noninterest income as a percent of total revenue	55%	45%	43%	20%	27%	51%	45%	13%
Average equity as a percent of average assets	11.64%	11.38%	11.58%	2%	—	11.51%	11.54%	—
Tangible common equity (c)(d)	8.83%	9.03%	9.15%	(2%)	(4%)	8.83%	9.15%	(4%)
Net interest margin (a)	3.33%	3.42%	3.56%	(3%)	(6%)	3.38%	3.59%	(6%)
Efficiency (a)	52.3%	59.8%	59.4%	(12%)	(12%)	55.5%	58.8%	(6%)
Effective tax rate	29.8%	30.4%	31.8%	(2%)	(6%)	30.1%	30.2%	—

Credit Quality
Net losses charged off	$112	$133	$181	(16%)	(39%)	$245	$401	(39%)
Net losses charged off as a percent of average loans and leases	0.51%	0.63%	0.88%	(18%)	(42%)	0.57%	0.98%	(42%)
Allowance for loan and lease losses as a percent of loans and leases	1.99%	2.08%	2.45%	(4%)	(19%)	1.99%	2.45%	(19%)
Allowance for credit losses as a percent of loans and leases	2.18%	2.28%	2.66%	(4%)	(18%)	2.18%	2.66%	(18%)
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (e)	1.32%	1.41%	1.96%	(6%)	(33%)	1.32%	1.96%	(33%)

Average Balances
Loans and leases, including held for sale	$89,473	$88,880	$84,508	1%	6%	$89,179	$84,132	6%

Total securities and other short-term investments	16,962	16,846	17,168	1%	(1%)	16,904	16,952	—
Total assets	122,212	121,117	117,654	1%	4%	121,668	116,989	4%
Transaction deposits (f)	81,678	80,938	77,621	1%	5%	81,311	77,378	5%
Core deposits (g)	85,537	84,920	81,980	1%	4%	85,231	81,833	4%
Wholesale funding (h)	17,508	17,683	17,533	(1%)	—	17,595	17,065	3%
Bancorp shareholders’ equity	14,221	13,779	13,628	3%	4%	14,001	13,497	4%

Regulatory Capital Ratios(i)
Tier I capital	11.07%	10.83%	12.31%	2%	(10%)	11.07%	12.31%	(10%)
Total risk-based capital	14.35%	14.35%	16.24%	—	(12%)	14.35%	16.24%	(12%)
Tier I leverage	10.41%	10.03%	11.39%	4%	(9%)	10.41%	11.39%	(9%)
Tier I common equity (d)	9.44%	9.70%	9.77%	(3%)	(3%)	9.44%	9.77%	(3%)

Operations
Banking centers	1,326	1,320	1,322	—	—	1,326	1,322	—
ATMs	2,433	2,426	2,409	—	1%	2,433	2,409	1%
Full-time equivalent employees	20,569	20,744	20,888	(1%)	(2%)	20,569	20,888	(2%)

(a)	Presented on a fully taxable equivalent basis.
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity, (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income divided by tangible assets (total assets less goodwill, intangible assets and accumulated other comprehensive income).
(d)	The tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be important metrics with which to analyze a bank’s position. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale.
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(g)	Includes transaction deposits plus other time deposits.
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt.
(i)	Current period regulatory capital ratios are estimates.

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended
	June 2013	March 2013	December 2012	September 2012	June 2012

Income Statement Data
Net interest income (a)	$885	$893	$903	$907	$899
Noninterest income	1,060	743	880	671	678
Total revenue (a)	1,945	1,636	1,783	1,578	1,577
Provision for loan and lease losses	64	62	76	65	71
Noninterest expense	1,017	978	1,163	1,006	937
Net income attributable to Bancorp	603	422	399	363	385
Net income available to common shareholders	594	413	390	354	376

Common Share Data
Earnings per share, basic	$0.69	$0.47	$0.44	$0.39	$0.41
Earnings per share, diluted	0.66	0.46	0.43	0.38	0.40
Cash dividends per common share	0.12	0.11	0.10	0.10	0.08
Book value per share	15.57	15.42	15.10	14.84	14.56
Market price per share	18.05	16.31	15.20	15.51	13.40
Common shares outstanding (in thousands)	851,474	874,645	882,152	897,467	918,913
Average common shares outstanding (in thousands):
Basic	858,583	870,923	884,676	904,475	913,541
Diluted	900,625	913,163	925,585	944,821	954,622
Market capitalization	$15,369	$14,265	$13,409	$13,920	$12,313

Financial Ratios
Return on assets	1.98%	1.41%	1.33%	1.23%	1.32%
Return on average common equity	17.6%	12.5%	11.5%	10.4%	11.4%
Return on average tangible common equity (b)	21.6%	15.4%	14.1%	12.8%	14.1%
Noninterest income as a percent of total revenue	55%	45%	49%	43%	43%
Average equity as a percent of average assets	11.64%	11.38%	11.65%	11.82%	11.58%
Tangible common equity (c) (d)	8.83%	9.03%	8.83%	9.10%	9.15%
Net interest margin (a)	3.33%	3.42%	3.49%	3.56%	3.56%
Efficiency (a)	52.3%	59.8%	65.2%	63.7%	59.4%
Effective tax rate	29.8%	30.4%	26.8%	27.7%	31.8%

Credit Quality
Net losses charged off	$112	$133	$147	$156	$181
Net losses charged off as a percent of average loans and leases	0.51%	0.63%	0.70%	0.75%	0.88%
Allowance for loan and lease losses as a percent of loans and leases	1.99%	2.08%	2.16%	2.32%	2.45%
Allowance for credit losses as a percent of loans and leases	2.18%	2.28%	2.37%	2.53%	2.66%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned (e)	1.32%	1.41%	1.49%	1.73%	1.96%

Average Balances
Loans and leases, including held for sale	$89,473	$88,880	$86,180	$84,829	$84,508
Total securities and other short-term investments	16,962	16,846	16,765	16,588	17,168
Total assets	122,212	121,117	118,943	117,521	117,654
Transaction deposits (f)	81,678	80,938	80,195	77,498	77,621
Core deposits (g)	85,537	84,920	84,289	81,722	81,980
Wholesale funding (h)	17,508	17,683	16,354	17,431	17,533
Bancorp shareholders’ equity	14,221	13,779	13,855	13,887	13,628

Regulatory Capital Ratios(i)
Tier I capital	11.07%	10.83%	10.65%	10.85%	12.31%
Total risk-based capital	14.35%	14.35%	14.42%	14.76%	16.24%
Tier I leverage	10.41%	10.03%	10.05%	10.09%	11.39%
Tier I common equity (d)	9.44%	9.70%	9.51%	9.67%	9.77%

Operations
Banking centers	1,326	1,320	1,325	1,320	1,322
ATMs	2,433	2,426	2,415	2,404	2,409
Full-time equivalent employees	20,569	20,744	20,798	20,789	20,888

(a)	Presented on a fully taxable equivalent basis.
(b)	The return on average tangible common equity is calculated as tangible net income available to common shareholders excluding tax effected amortization of intangibles) divided by average tangible common equity, (average common equity less goodwill and intangible assets).
(c)	The tangible common equity ratio is calculated as tangible common equity (shareholders’ equity less preferred stock, goodwill, intangible assets and accumulated other comprehensive income divided by tangible assets (total assets less goodwill, intangible assets and accumulated other comprehensive income).
(d)	The tangible common equity and tier I common equity ratios, while not required by U.S. GAAP, are considered to be important metrics with which to analyze a bank’s position. The ratios have been included herein to facilitate a greater understanding of the Bancorp’s capital structure and financial condition.
(e)	Excludes nonaccrual loans held for sale.
(f)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers.
(g)	Includes transaction deposits plus other time deposits.
(h)	Includes certificates $100,000 and over, other deposits, federal funds purchased, short-term borrowings and long-term debt.
(i)	Current period regulatory capital ratios are estimates.

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	June 2013	March 2013	June 2012	Seq	Yr/Yr	June 2013	June 2012	Yr/Yr
Interest Income
Interest and fees on loans and leases	$864	$882	$891	(2%)	(3%)	1,746	1,789	(2%)
Interest on securities	119	112	135	6%	(12%)	231	276	(16%)
Interest on other short-term investments	1	1	1	(5%)	2%	2	2	9%

Total interest income	984	995	1,027	(1%)	(4%)	1,979	2,067	(4%)

Interest Expense
Interest on deposits	53	50	55	5%	(5%)	103	114	(9%)
Interest on short-term borrowings	1	3	2	(46%)	(29%)	4	3	31%
Interest on long-term debt	50	54	75	(8%)	(33%)	104	157	(34%)

Total interest expense	104	107	132	(3%)	(21%)	211	274	(23%)

Net Interest Income	880	888	895	(1%)	(2%)	1,768	1,793	(1%)
Provision for loan and lease losses	64	62	71	2%	(11%)	126	162	(22%)

Net interest income after provision for loan and lease losses	816	826	824	(1%)	(1%)	1,642	1,631	1%

Noninterest Income
Service charges on deposits	136	131	130	4%	4%	267	260	3%
Corporate banking revenue	106	99	102	7%	4%	205	199	3%
Mortgage banking net revenue	233	220	183	6%	28%	453	387	17%
Investment advisory revenue	98	100	93	(2%)	6%	198	190	5%
Card and processing revenue	67	65	64	4%	6%	132	122	8%
Other noninterest income	414	109	103	NM	NM	523	279	88%
Securities gains, net	—	17	3	(99%)	(96%)	17	11	48%
Securities gains, net—non-qualifying hedges on mortgage servicing rights	6	2	—	NM	NM	8	—	NM

Total noninterest income	1,060	743	678	43%	56%	1,803	1,448	25%

Noninterest Expense
Salaries, wages and incentives	404	399	393	1%	3%	803	792	1%
Employee benefits	83	114	84	(27%)	(1%)	197	195	1%
Net occupancy expense	76	79	74	(3%)	4%	155	151	3%
Technology and communications	50	49	48	—	3%	99	95	4%
Equipment expense	28	28	27	(1%)	1%	56	55	2%
Card and processing expense	33	31	30	6%	10%	65	60	8%
Other noninterest expense	343	278	281	23%	22%	621	563	10%

Total noninterest expense	1,017	978	937	4%	9%	1,996	1,911	4%

Income before income taxes	859	591	565	45%	52%	1,449	1,168	24%
Applicable income taxes	256	179	180	42%	42%	435	352	24%

Net Income	603	412	385	46%	56%	1,014	816	24%
Less: Net income attributable to noncontrolling interest	—	(10)	—	NM	10%	(10)	1	NM

Net income attributable to Bancorp	603	422	385	43%	57%	1,024	815	26%
Dividends on preferred stock	9	9	9	2%	2%	18	18	1%

Net income available to common shareholders	$594	$413	$376	44%	58%	1,006	797	26%

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income (Taxable Equivalent)

$ in millions

(unaudited)

	For the Three Months Ended
	June	March	December	September	June
	2013	2013	2012	2012	2012
Interest Income
Interest and fees on loans and leases	$864	$882	$891	$893	$891
Interest on securities	119	112	124	129	135
Interest on other short-term investments	1	1	1	1	1

Total interest income	984	995	1,016	1,023	1,027
Taxable equivalent adjustment	5	5	4	4	4

Total interest income (taxable equivalent)	989	1,000	1,020	1,027	1,031

Interest Expense
Interest on deposits	53	50	51	52	55
Interest on short-term borrowings	1	3	3	3	2
Interest on long-term debt	50	54	63	65	75

Total interest expense	104	107	117	120	132

Net Interest Income (taxable equivalent)	885	893	903	907	899
Provision for loan and lease losses	64	62	76	65	71

Net interest income (taxable equivalent) after provision for loan and lease losses	821	831	827	842	828

Noninterest Income
Service charges on deposits	136	131	134	128	130
Corporate banking revenue	106	99	114	101	102
Mortgage banking net revenue	233	220	258	200	183
Investment advisory revenue	98	100	93	92	93
Card and processing revenue	67	65	66	65	64
Other noninterest income	414	109	215	78	103
Securities gains, net	—	17	2	2	3
Securities gains, net—non-qualifying hedges on mortgage servicing rights	6	2	(2)	5	—

Total noninterest income	1,060	743	880	671	678

Noninterest Expense
Salaries, wages and incentives	404	399	416	399	393
Employee benefits	83	114	96	79	84
Net occupancy expense	76	79	76	76	74
Technology and communications	50	49	52	49	48
Equipment expense	28	28	27	28	27
Card and processing expense	33	31	31	30	30
Other noninterest expense	343	278	465	345	281

Total noninterest expense	1,017	978	1,163	1,006	937

Income before income taxes (taxable equivalent)	864	596	544	507	569
Taxable equivalent adjustment	5	5	4	4	4

Income before income taxes	859	591	540	503	565
Applicable income taxes	256	179	144	139	180

Net Income	603	412	396	364	385
Less: Net Income attributable to noncontrolling interests	—	(10)	(3)	1	—

Net income attributable to Bancorp	603	422	399	363	385
Dividends on preferred stock	9	9	9	9	9

Net income available to common shareholders	$594	$413	$390	$354	$376

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of			% Change
	June 2013	March 2013	June 2012	Seq	Yr/Yr
Assets
Cash and due from banks	$2,390	$2,186	$2,393	9%	—
Available-for-sale and other securities (a)	16,187	15,263	15,552	6%	4%
Held-to-maturity securities (b)	274	283	305	(3%)	(10%)
Trading securities	219	218	200	1%	10%
Other short-term investments	1,109	2,286	1,964	(51%)	(44%)
Loans held for sale	2,148	2,691	1,863	(20%)	15%
Portfolio loans and leases:
Commercial and industrial loans	37,856	36,757	32,612	3%	16%
Commercial mortgage loans	8,443	8,766	9,662	(4%)	(13%)
Commercial construction loans	754	694	822	9%	(8%)
Commercial leases	3,567	3,568	3,467	—	3%
Residential mortgage loans	12,400	12,091	11,429	3%	8%
Home equity	9,531	9,727	10,377	(2%)	(8%)
Automobile loans	12,015	11,741	11,739	2%	2%
Credit card	2,114	2,043	1,943	3%	9%
Other consumer loans and leases	352	289	308	22%	15%

Portfolio loans and leases	87,032	85,676	82,359	2%	6%
Allowance for loan and lease losses	(1,735)	(1,783)	(2,016)	(3%)	(14%)

Portfolio loans and leases, net	85,297	83,893	80,343	2%	6%
Bank premises and equipment	2,540	2,540	2,506	—	1%
Operating lease equipment	645	598	511	8%	26%
Goodwill	2,416	2,416	2,417	—	—
Intangible assets	23	25	33	(9%)	(29%)
Servicing rights	899	772	736	16%	22%
Other assets	9,213	8,211	8,720	12%	6%

Total assets	$123,360	$121,382	$117,543	2%	5%

Liabilities
Deposits:
Demand	$30,097	$30,027	$26,251	—	15%
Interest checking	22,878	23,175	23,197	(1%)	(1%)
Savings	18,448	19,339	22,011	(5%)	(16%)
Money market	9,247	8,613	4,223	7%	NM
Foreign office	1,570	1,089	1,265	44%	24%
Other time	3,793	3,909	4,261	(3%)	(11%)
Certificates—$100,000 and over	7,374	5,472	3,065	35%	NM
Other	47	—	—	NM	NM

Total deposits	93,454	91,624	84,273	2%	11%
Federal funds purchased	636	386	641	65%	(1%)
Other short-term borrowings	2,112	2,439	4,613	(13%)	(54%)
Accrued taxes, interest and expenses	1,625	1,599	1,491	2%	9%
Other liabilities	4,304	3,094	3,016	39%	43%
Long-term debt	6,940	8,320	9,685	(17%)	(28%)

Total liabilities	109,071	107,462	103,719	1%	5%
Equity
Common stock (c)	2,051	2,051	2,051	—	—
Preferred stock	991	398	398	NM	NM
Capital surplus	2,689	2,782	2,752	(3%)	(2%)
Retained earnings	9,573	9,084	8,201	5%	17%
Accumulated other comprehensive income	149	333	454	(55%)	(67%)
Treasury stock	(1,202)	(766)	(83)	57%	NM

Total Bancorp shareholders’ equity	14,251	13,882	13,773	3%	3%
Noncontrolling interests	38	38	51	1%	(24%)

Total Equity	14,289	13,920	13,824	3%	3%

Total liabilities and equity	$123,360	$121,382	$117,543	2%	5%

(a) Amortized cost	$15,793	$14,652	$14,818	8%	7%
(b) Market values	274	283	305	(3%)	(10%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	851,474	874,645	918,913	(3%)	(7%)
Treasury	72,419	49,248	4,979	47%	NM

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of
	June 2013	March 2013	December 2012	September 2012	June 2012
Assets
Cash and due from banks	$2,390	$2,186	$2,441	$2,490	$2,393
Available-for-sale and other securities (a)	16,187	15,263	15,207	15,402	15,552
Held-to-maturity securities (b)	274	283	284	287	305
Trading securities	219	218	207	205	200
Other short-term investments	1,109	2,286	2,421	1,286	1,964
Loans held for sale	2,148	2,691	2,939	1,802	1,863
Portfolio loans and leases:
Commercial and industrial loans	37,856	36,757	36,038	33,344	32,612
Commercial mortgage loans	8,443	8,766	9,103	9,348	9,662
Commercial construction loans	754	694	698	672	822
Commercial leases	3,567	3,568	3,549	3,549	3,467
Residential mortgage loans	12,400	12,091	12,017	11,708	11,429
Home equity	9,531	9,727	10,018	10,238	10,377
Automobile loans	12,015	11,741	11,972	11,912	11,739
Credit card	2,114	2,043	2,097	1,994	1,943
Other consumer loans and leases	352	289	290	294	308

Portfolio loans and leases	87,032	85,676	85,782	83,059	82,359
Allowance for loan and lease losses	(1,735)	(1,783)	(1,854)	(1,925)	(2,016)

Portfolio loans and leases, net	85,297	83,893	83,928	81,134	80,343
Bank premises and equipment	2,540	2,540	2,542	2,520	2,506
Operating lease equipment	645	598	581	542	511
Goodwill	2,416	2,416	2,416	2,417	2,417
Intangible assets	23	25	27	30	33
Servicing rights	899	772	697	679	736
Other assets	9,213	8,211	8,204	8,689	8,720

Total assets	$123,360	$121,382	$121,894	$117,483	$117,543

Liabilities
Deposits:
Demand	$30,097	$30,027	$30,023	$27,606	$26,251
Interest checking	22,878	23,175	24,477	22,891	23,197
Savings	18,448	19,339	19,879	20,624	22,011
Money market	9,247	8,613	6,875	5,285	4,223
Foreign office	1,570	1,089	885	1,059	1,265
Other time	3,793	3,909	4,015	4,167	4,261
Certificates—$100,000 and over	7,374	5,472	3,284	2,978	3,065
Other	47	—	79	78	—

Total deposits	93,454	91,624	89,517	84,688	84,273
Federal funds purchased	636	386	901	686	641
Other short-term borrowings	2,112	2,439	6,280	5,503	4,613
Accrued taxes, interest and expenses	1,625	1,599	1,708	1,588	1,491
Other liabilities	4,304	3,094	2,639	3,122	3,016
Long-term debt	6,940	8,320	7,085	8,127	9,685

Total liabilities	109,071	107,462	108,130	103,714	103,719
Equity
Common stock (c)	2,051	2,051	2,051	2,051	2,051
Preferred stock	991	398	398	398	398
Capital surplus	2,689	2,782	2,758	2,733	2,752
Retained earnings	9,573	9,084	8,768	8,466	8,201
Accumulated other comprehensive income	149	333	375	468	454
Treasury stock	(1,202)	(766)	(634)	(398)	(83)

Total Bancorp shareholders’ equity	14,251	13,882	13,716	13,718	13,773
Noncontrolling interests	38	38	48	51	51

Total Equity	14,289	13,920	13,764	13,769	13,824

Total liabilities and equity	$123,360	$121,382	$121,894	$117,483	$117,543

(a) Amortized cost	$15,793	$14,652	$14,571	$14,641	$14,818
(b) Market values	274	283	284	287	305
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	851,474	874,645	882,152	897,467	918,913
Treasury	72,419	49,248	41,741	26,425	4,979

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Equity

$ in millions

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 2013	June 2012	June 2013	June 2012
Total equity, beginning	$13,920	$13,610	$13,764	$13,251
Net income attributable to Bancorp	603	385	1,024	815
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	(178)	(12)	(209)	(9)
Qualifying cash flow hedges	(8)	(4)	(21)	(11)
Change in accumulated other comprehensive income related to employee benefit plans	2	2	4	4

Comprehensive income	419	371	798	799
Cash dividends declared:
Common stock	(102)	(74)	(198)	(148)
Preferred stock	(9)	(9)	(18)	(18)
Stock-based awards exercised, including treasury shares issued	(16)	(18)	(16)	(15)
Stock-based compensation expense	23	19	41	30
Shares acquired for treasury	(539)	(75)	(664)	(75)
Issuance of preferred stock	593	—	593	—
Noncontrolling interest	—	—	(10)	—
Other	—	—	(1)	—

Total equity, ending	$14,289	$13,824	$14,289	$13,824

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended			% Change
	June 2013	March 2013	June 2012	Seq	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	$37,636	$36,423	$32,770	3%	15%
Commercial mortgage loans	8,627	8,978	9,873	(4%)	(12%)
Commercial construction loans	717	700	886	3%	(18%)
Commercial leases	3,553	3,557	3,471	—	2%
Residential mortgage loans	14,984	14,866	13,059	1%	15%
Home equity	9,625	9,872	10,430	(2%)	(8%)
Automobile loans	11,887	12,096	11,755	(1%)	1%
Credit card	2,071	2,069	1,915	—	8%
Other consumer loans and leases	373	319	349	20%	8%
Taxable securities	15,346	15,224	15,548	1%	(1%)
Tax exempt securities	55	51	62	8%	(12%)
Other short-term investments	1,561	1,571	1,558	(1%)	—

Total interest-earning assets	106,435	105,726	101,676	1%	5%
Cash and due from banks	2,359	2,225	2,264	6%	4%
Other assets	15,198	15,016	15,835	1%	(4%)
Allowance for loan and lease losses	(1,780)	(1,850)	(2,121)	(4%)	(16%)

Total assets	$122,212	$121,117	$117,654	1%	4%

Liabilities
Interest-bearing liabilities:
Interest checking	$22,796	$23,763	$23,548	(4%)	(3%)
Savings	18,864	19,576	22,143	(4%)	(15%)
Money market	8,918	7,932	4,258	12%	NM
Foreign office	1,418	1,102	1,321	29%	7%
Other time	3,859	3,982	4,359	(3%)	(11%)
Certificates—$100,000 and over	6,519	4,017	3,130	62%	NM
Other	10	40	23	(74%)	(55%)
Federal funds purchased	560	691	408	(19%)	37%
Other short-term borrowings	2,867	5,429	4,303	(47%)	(33%)
Long-term debt	7,552	7,506	9,669	1%	(22%)

Total interest-bearing liabilities	73,363	74,038	73,162	(1%)	—
Demand deposits	29,682	28,565	26,351	4%	13%
Other liabilities	4,908	4,687	4,462	5%	10%

Total liabilities	107,953	107,290	103,975	1%	4%
Equity	14,259	13,827	13,679	3%	4%

Total liabilities and equity	$122,212	$121,117	$117,654	1%	4%

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	3.58%	3.90%	4.13%
Commercial mortgage loans	3.65%	3.63%	3.81%
Commercial construction loans	3.41%	3.21%	3.05%
Commercial leases	3.36%	3.38%	3.68%
Residential mortgage loans	3.91%	3.98%	4.12%
Home equity	3.76%	3.74%	3.80%
Automobile loans	3.16%	3.29%	3.76%
Credit card	9.97%	9.67%	9.92%
Other consumer loans and leases	39.49%	46.77%	42.87%

Total loans and leases	3.89%	4.04%	4.26%
Taxable securities	3.09%	2.98%	3.48%
Tax exempt securities	5.01%	5.44%	5.02%
Other short-term investments	0.24%	0.26%	0.24%

Total interest-earning assets	3.73%	3.84%	4.08%
Interest-bearing liabilities:
Interest checking	0.23%	0.23%	0.22%
Savings	0.12%	0.13%	0.19%
Money market	0.24%	0.24%	0.22%
Foreign office	0.29%	0.26%	0.27%
Other time	1.48%	1.50%	1.60%
Certificates—$100,000 and over	0.82%	1.09%	1.50%
Other	0.08%	0.13%	0.13%
Federal funds purchased	0.11%	0.14%	0.15%
Other short-term borrowings	0.18%	0.18%	0.17%
Long-term debt	2.65%	2.94%	3.11%

Total interest-bearing liabilities	0.57%	0.59%	0.73%
Ratios:
Net interest margin (taxable equivalent)	3.33%	3.42%	3.56%
Net interest rate spread (taxable equivalent)	3.16%	3.25%	3.35%
Interest-bearing liabilities to interest-earning assets	68.93%	70.03%	71.96%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	Year to Date		% Change
	June 2013	June 2012	Yr/Yr
Assets
Interest-earning assets:
Commercial and industrial loans	37,033	32,095	15%
Commercial mortgage loans	8,801	9,975	(11%)
Commercial construction loans	709	947	(25%)
Commercial leases	3,555	3,507	1%
Residential mortgage loans	14,925	12,994	15%
Home equity	9,748	10,518	(7%)
Automobile loans	11,991	11,819	1%
Credit card	2,070	1,920	8%
Other consumer loans and leases	347	357	(3%)
Taxable securities	15,285	15,430	(1%)
Tax exempt securities	53	61	(13%)
Other short-term investments	1,566	1,461	7%

Total interest-earning assets	106,083	101,084	5%
Cash and due from banks	2,292	2,304	(1%)
Other assets	15,108	15,785	(4%)
Allowance for loan and lease losses	(1,815)	(2,184)	(17%)

Total assets	121,668	116,989	4%

Liabilities
Interest-bearing liabilities:
Interest checking	23,277	22,928	2%
Savings	19,218	22,043	(13%)
Money market	8,428	4,401	92%
Foreign office	1,261	1,799	(30%)
Other time	3,920	4,455	(12%)
Certificates—$100,000 and over	5,275	3,154	67%
Other	25	21	18%
Federal funds purchased	625	389	61%
Other short-term borrowings	4,141	3,782	9%
Long-term debt	7,529	9,719	(23%)

Total interest-bearing liabilities	73,699	72,691	—
Demand deposits	29,127	26,207	11%
Other liabilities	4,798	4,544	6%

Total liabilities	107,624	103,442	4%
Equity	14,044	13,547	4%

Total liabilities and equity	121,668	116,989	4%

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	3.74%	4.16%	(10%)
Commercial mortgage loans	3.64%	3.88%	(6%)
Commercial construction loans	3.32%	3.05%	9%
Commercial leases	3.37%	3.73%	(10%)
Residential mortgage loans	3.94%	4.15%	(5%)
Home equity	3.75%	3.82%	(2%)
Automobile loans	3.22%	3.87%	(17%)
Credit card	9.82%	9.67%	2%
Other consumer loans and leases	42.84%	41.46%	3%

Total loans and leases	3.97%	4.30%	(8%)
Taxable securities	3.04%	3.58%	(15%)
Tax exempt securities	5.21%	5.31%	(2%)
Other short-term investments	0.25%	0.25%	2%

Total interest-earning assets	3.78%	4.13%	(8%)
Interest-bearing liabilities:
Interest checking	0.23%	0.22%
Savings	0.12%	0.20%
Money market	0.24%	0.22%
Foreign office	0.28%	0.26%
Other time	1.49%	1.61%
Certificates—$100,000 and over	0.92%	1.52%
Other	0.12%	0.11%
Federal funds purchased	0.13%	0.13%
Other short-term borrowings	0.18%	0.15%
Long-term debt	2.79%	3.26%

Total interest-bearing liabilities	0.58%	0.76%
Ratios:
Net interest margin (taxable equivalent)	3.38%	3.59%
Net interest rate spread (taxable equivalent)	3.20%	3.37%
Interest-bearing liabilities to interest-earning assets	69.47%	71.91%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended
	June 2013	March 2013	December 2012	September 2012	June 2012
Assets
Interest-earning assets:
Commercial and industrial loans	$37,636	$36,423	$34,311	$33,124	$32,770
Commercial mortgage loans	8,627	8,978	9,209	9,592	9,873
Commercial construction loans	717	700	697	751	886
Commercial leases	3,553	3,557	3,509	3,483	3,471
Residential mortgage loans	14,984	14,866	14,028	13,458	13,059
Home equity	9,625	9,872	10,129	10,312	10,430
Automobile loans	11,887	12,096	11,944	11,812	11,755
Credit card	2,071	2,069	2,029	1,971	1,915
Other consumer loans and leases	373	319	324	326	349
Taxable securities	15,346	15,224	15,187	15,005	15,548
Tax exempt securities	55	51	57	48	62
Other short-term investments	1,561	1,571	1,521	1,535	1,558

Total interest-earning assets	106,435	105,726	102,945	101,417	101,676
Cash and due from banks	2,359	2,225	2,442	2,368	2,264
Other assets	15,198	15,016	15,468	15,749	15,835
Allowance for loan and lease losses	(1,780)	(1,850)	(1,912)	(2,013)	(2,121)

Total assets	$122,212	$121,117	$118,943	$117,521	$117,654

Liabilities
Interest-bearing liabilities:
Interest checking	$22,796	$23,763	$23,556	$22,967	$23,548
Savings	18,864	19,576	20,216	21,283	22,143
Money market	8,918	7,932	6,026	4,776	4,258
Foreign office	1,418	1,102	1,174	1,345	1,321
Other time	3,859	3,982	4,094	4,224	4,359
Certificates—$100,000 and over	6,519	4,017	3,084	3,016	3,130
Other	10	40	32	32	23
Federal funds purchased	560	691	794	664	408
Other short-term borrowings	2,867	5,429	4,553	4,856	4,303
Long-term debt	7,552	7,506	7,891	8,863	9,669

Total interest-bearing liabilities	73,363	74,038	71,420	72,026	73,162
Demand deposits	29,682	28,565	29,223	27,127	26,351
Other liabilities	4,908	4,687	4,394	4,430	4,462

Total liabilities	107,953	107,290	105,037	103,583	103,975
Equity	14,259	13,827	13,906	13,938	13,679

Total liabilities and equity	$122,212	$121,117	$118,943	$117,521	$117,654

Yield Analysis
Interest-earning assets:
Commercial and industrial loans	3.58%	3.90%	4.01%	4.08%	4.13%
Commercial mortgage loans	3.65%	3.63%	3.69%	3.76%	3.81%
Commercial construction loans	3.41%	3.21%	3.01%	2.83%	3.05%
Commercial leases	3.36%	3.38%	3.42%	3.62%	3.68%
Residential mortgage loans	3.91%	3.98%	3.94%	4.03%	4.12%
Home equity	3.76%	3.74%	3.72%	3.78%	3.80%
Automobile loans	3.16%	3.29%	3.46%	3.61%	3.76%
Credit card	9.97%	9.67%	9.96%	9.82%	9.92%
Other consumer loans and leases	39.49%	46.77%	50.06%	49.00%	42.87%

Total loans and leases	3.89%	4.04%	4.13%	4.21%	4.26%
Taxable securities	3.09%	2.98%	3.23%	3.41%	3.48%
Tax exempt securities	5.01%	5.44%	2.91%	3.29%	5.02%
Other short-term investments	0.24%	0.26%	0.28%	0.25%	0.24%

Total interest-earning assets	3.73%	3.84%	3.94%	4.03%	4.08%
Interest-bearing liabilities:
Interest checking	0.23%	0.23%	0.22%	0.21%	0.22%
Savings	0.12%	0.13%	0.14%	0.15%	0.19%
Money market	0.24%	0.24%	0.23%	0.22%	0.22%
Foreign office	0.29%	0.26%	0.27%	0.29%	0.27%
Other time	1.48%	1.50%	1.54%	1.59%	1.60%
Certificates—$100,000 and over	0.82%	1.09%	1.39%	1.49%	1.50%
Other	0.08%	0.13%	0.14%	0.13%	0.13%
Federal funds purchased	0.11%	0.14%	0.16%	0.13%	0.15%
Other short-term borrowings	0.18%	0.18%	0.21%	0.19%	0.17%
Long-term debt	2.65%	2.94%	3.19%	2.97%	3.11%

Total interest-bearing liabilities	0.57%	0.59%	0.65%	0.67%	0.73%
Ratios:
Net interest margin (taxable equivalent)	3.33%	3.42%	3.49%	3.56%	3.56%
Net interest rate spread (taxable equivalent)	3.16%	3.25%	3.29%	3.36%	3.35%
Interest-bearing liabilities to interest-earning assets	68.93%	70.03%	69.38%	71.02%	71.96%

Fifth Third Bancorp and Subsidiaries

Summary of Loans and Leases

$ in millions

(unaudited)

	For the Three Months Ended
	June 2013	March 2013	December 2012	September 2012	June 2012
Average Loans and Leases
Commercial:
Commercial and industrial loans	$37,630	$36,395	$34,301	$33,111	$32,734
Commercial mortgage loans	8,618	8,965	9,193	9,567	9,810
Commercial construction loans	713	695	686	742	873
Commercial leases	3,552	3,556	3,509	3,481	3,469

Subtotal—commercial	50,513	49,611	47,689	46,901	46,886
Consumer:
Residential mortgage loans	12,260	12,096	11,846	11,578	11,274
Home equity	9,625	9,872	10,129	10,312	10,430
Automobile loans	11,887	11,961	11,944	11,812	11,755
Credit card	2,071	2,069	2,029	1,971	1,915
Other consumer loans and leases	351	294	306	314	326

Subtotal—consumer	36,194	36,292	36,254	35,987	35,700

Total average loans and leases (excluding held for sale)	$86,707	$85,903	$83,943	$82,888	$82,586

Average loans held for sale	2,766	2,977	2,237	1,941	1,922

End of Period Loans and Leases
Commercial:
Commercial and industrial loans	$37,856	$36,757	$36,038	$33,344	$32,612
Commercial mortgage loans	8,443	8,766	9,103	9,348	9,662
Commercial construction loans	754	694	698	672	822
Commercial leases	3,567	3,568	3,549	3,549	3,467

Subtotal—commercial	50,620	49,785	49,388	46,913	46,563
Consumer:
Residential mortgage loans	12,400	12,091	12,017	11,708	11,429
Home equity	9,531	9,727	10,018	10,238	10,377
Automobile loans	12,015	11,741	11,972	11,912	11,739
Credit card	2,114	2,043	2,097	1,994	1,943
Other consumer loans and leases	352	289	290	294	308

Subtotal—consumer	36,412	35,891	36,394	36,146	35,796

Total portfolio loans and leases	$87,032	$85,676	$85,782	$83,059	$82,359

Core business activity	2,134	2,672	2,910	1,758	1,803
Portfolio management activity	14	19	29	44	60

Total loans held for sale	2,148	2,691	2,939	1,802	1,863

Operating lease equipment	645	598	581	542	511

Loans and Leases Serviced for Others: (a)
Commercial and industrial loans	748	757	721	783	682
Commercial mortgage loans	293	334	325	324	319
Commercial construction loans	39	28	29	39	41
Commercial leases	179	184	179	180	184
Residential mortgage loans	67,160	64,768	62,465	62,428	61,631
Automobile loans	448	489	—	—	—

Total loans and leases serviced for others	68,867	66,560	63,719	63,754	62,857

Total loans and leases serviced	$158,692	$155,525	$153,021	$149,157	$147,590

(a)	Fifth Third sells certain loans and leases and obtains servicing responsibilities

Fifth Third Bancorp and Subsidiaries

Regulatory Capital (a)

$ in millions

(unaudited)

	As of
	June 2013	March 2013	December 2012	September 2012	June 2012
Tier I capital:
Bancorp shareholders’ equity	14,251	13,882	13,716	13,718	13,773
Goodwill and certain other intangibles	(2,496)	(2,504)	(2,499)	(2,504)	(2,512)
Unrealized (gains) losses	(149)	(333)	(375)	(468)	(454)
Qualifying trust preferred securities	810	810	810	810	2,248
Other	22	23	33	38	38

Total tier I capital	12,438	11,878	11,685	11,594	13,093

Total risk-based capital:
Tier I capital	12,438	11,878	11,685	11,594	13,093
Qualifying allowance for credit losses	1,412	1,379	1,381	1,347	1,342
Qualifying subordinated notes	2,264	2,474	2,750	2,836	2,846

Total risk-based capital	16,114	15,731	15,816	15,777	17,281

Risk-weighted assets(b)	112,330	109,626	109,699	106,858	106,398

Ratios:
Average shareholders’ equity to average assets	11.64%	11.38%	11.65%	11.82%	11.58%

Regulatory capital:

Fifth Third Bancorp
Tier I risk-based capital	11.07%	10.83%	10.65%	10.85%	12.31%
Total risk-based capital	14.35%	14.35%	14.42%	14.76%	16.24%
Tier I leverage	10.41%	10.03%	10.05%	10.09%	11.39%
Tier I common equity	9.44%	9.70%	9.51%	9.67%	9.77%
Fifth Third Bank
Tier I risk-based capital	11.77%	11.47%	11.27%	12.29%	12.72%
Total risk-based capital	13.12%	12.84%	12.74%	13.76%	14.19%
Tier I leverage	11.06%	10.63%	10.65%	11.44%	11.75%
Tier I common equity	11.77%	11.47%	11.28%	12.29%	12.72%

(a)	Current period regulatory capital data and ratios are estimated.
(b)	Under the banking agencies’ risk-based capital guidelines, assets and credit equivalent amounts of derivatives and off-balance sheet exposures are assigned to broad risk categories. The aggregate dollar amount in each risk category is multiplied by the associated risk weight of the category. The resulting weighted values are added together resulting in the Bancorp’s total risk weighted assets.

Fifth Third Bancorp and Subsidiaries

Summary of Credit Loss Experience

$ in millions

(unaudited)

	For the Three Months Ended
	June	March	December	September	June
	2013	2013	2012	2012	2012
Average loans and leases (excluding held for sale):
Commercial and industrial loans	$37,630	$36,395	$34,301	$33,111	$32,734
Commercial mortgage loans	8,618	8,965	9,193	9,567	9,810
Commercial construction loans	713	695	686	742	873
Commercial leases	3,552	3,556	3,509	3,481	3,469
Residential mortgage loans	12,260	12,096	11,846	11,578	11,274
Home equity	9,625	9,872	10,129	10,312	10,430
Automobile loans	11,887	11,961	11,944	11,812	11,755
Credit card	2,071	2,069	2,029	1,971	1,915
Other consumer loans and leases	351	294	306	314	326

Total average loans and leases (excluding held for sale)	$86,707	$85,903	$83,943	$82,888	$82,586

Losses charged off:
Commercial and industrial loans	($42)	($35)	($43)	($39)	($53)
Commercial mortgage loans	(15)	(29)	(23)	(32)	(28)
Commercial construction loans	—	(4)	(4)	(4)	(6)
Commercial leases	(2)	—	—	(1)	(8)
Residential mortgage loans	(18)	(22)	(25)	(28)	(38)
Home equity	(27)	(34)	(38)	(41)	(43)
Automobile loans	(11)	(12)	(14)	(13)	(13)
Credit card	(23)	(23)	(22)	(21)	(24)
Other consumer loans and leases	(7)	(9)	(8)	(9)	(6)

Total losses	(145)	(168)	(177)	(188)	(219)

Recoveries of losses previously charged off:
Commercial and industrial loans	9	10	7	10	7
Commercial mortgage loans	5	3	6	4	3
Commercial construction loans	—	1	—	—	6
Commercial leases	—	—	1	—	1
Residential mortgage loans	3	2	2	2	2
Home equity	4	4	4	4	4
Automobile loans	6	8	5	6	6
Credit card	4	3	3	3	6
Other consumer loans and leases	2	4	2	3	3

Total recoveries	33	35	30	32	38

Net losses charged off:
Commercial and industrial loans	(33)	(25)	(36)	(29)	(46)
Commercial mortgage loans	(10)	(26)	(17)	(28)	(25)
Commercial construction loans	—	(3)	(4)	(4)	—
Commercial leases	(2)	—	1	(1)	(7)
Residential mortgage loans	(15)	(20)	(23)	(26)	(36)
Home equity	(23)	(30)	(34)	(37)	(39)
Automobile loans	(5)	(4)	(9)	(7)	(7)
Credit card	(19)	(20)	(19)	(18)	(18)
Other consumer loans and leases	(5)	(5)	(6)	(6)	(3)

Total net losses charged off	($112)	($133)	($147)	($156)	($181)

Net charge-off ratios:
Commercial and industrial loans	0.35%	0.28%	0.42%	0.36%	0.57%
Commercial mortgage loans	0.50%	1.18%	0.70%	1.15%	1.04%
Commercial construction loans	(0.04%)	1.44%	1.91%	2.29%	(0.12%)
Commercial leases	0.18%	0.03%	(0.08%)	0.11%	0.87%
Residential mortgage loans	0.48%	0.69%	0.77%	0.90%	1.28%
Home equity	0.96%	1.23%	1.36%	1.43%	1.50%
Automobile loans	0.16%	0.16%	0.27%	0.22%	0.21%
Credit card	3.68%	3.82%	3.71%	3.49%	3.78%
Other consumer loans and leases	5.02%	6.61%	9.83%	9.11%	3.95%

Total net charge-off ratio	0.51%	0.63%	0.70%	0.75%	0.88%

Fifth Third Bancorp and Subsidiaries

Asset Quality

$ in millions

(unaudited)

		For the Three Months Ended
	June	March	December	September	June
	2013	2013	2012	2012	2012
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$1,783	$1,854	$1,925	$2,016	$2,126
Total net losses charged off	(112)	(133)	(147)	(156)	(181)
Provision for loan and lease losses	64	62	76	65	71

Allowance for loan and lease losses, ending	$1,735	$1,783	$1,854	$1,925	$2,016
Reserve for unfunded commitments, beginning	$168	$179	$176	$178	$179
Provision for unfunded commitments	(2)	(11)	3	(2)	(1)

Reserve for unfunded commitments, ending	$166	$168	$179	$176	$178

Components of allowance for credit losses:
Allowance for loan and lease losses	$1,735	$1,783	$1,854	$1,925	$2,016
Reserve for unfunded commitments	166	168	179	176	178

Total allowance for credit losses	$1,901	$1,951	$2,033	$2,101	$2,194

Nonperforming Assets and Delinquent Loans
Nonaccrual portfolio loans and leases:
Commercial and industrial loans	$274	$229	$234	$309	$377
Commercial mortgage loans	169	184	215	263	357
Commercial construction loans	39	66	70	76	99
Commercial leases	1	1	1	5	3
Residential mortgage loans	96	110	114	126	135
Home equity	28	28	30	29	30
Automobile loans	—	—	—	—	1
Other consumer loans and leases	—	—	1	—	—

Total nonaccrual portfolio loans and leases	607	618	665	808	1,002
Restructured loans and leases—commercial (nonaccrual)	140	159	177	153	147
Restructured loans and leases—consumer (nonaccrual)	162	174	187	192	193

Total nonperforming portfolio loans and leases	909	951	1,029	1,153	1,342
Repossessed property	6	7	8	10	9
Other real estate owned (b)	235	252	249	283	268

Total nonperforming assets (a)	1,150	1,210	1,286	1,446	1,619
Nonaccrual loans held for sale	15	16	25	38	55
Restructured loans—commercial (nonaccrual) held for sale	—	3	4	5	5

Total nonperforming assets including loans held for sale	$1,165	$1,229	$1,315	$1,489	$1,679

Restructured portfolio consumer loans and leases (accrual)	$1,671	$1,683	$1,655	$1,641	$1,634
Restructured portfolio commercial loans and leases (accrual)	$475	$441	$431	$442	$455

Ninety days past due loans and leases:
Commercial and industrial loans	$—	$1	$1	$1	$2
Commercial mortgage loans	—	—	22	22	22
Commercial construction loans	—	—	1	—	—
Commercial leases	—	—	—	—	—

Total commercial loans and leases	—	1	24	23	24

Residential mortgage loans	71	74	75	76	80
Home equity	48	53	58	65	67
Automobile loans	6	7	8	9	8
Credit card	27	29	30	28	24
Other consumer loans and leases	—	—	—	—	—

Total consumer loans and leases	152	163	171	178	179

Total ninety days past due loans and leases	$152	$164	$195	$201	$203

Ratios
Net losses charged off as a percent of average loans and leases	0.51%	0.63%	0.70%	0.75%	0.88%
Allowance for loan and lease losses:
As a percent of loans and leases	1.99%	2.08%	2.16%	2.32%	2.45%
As a percent of nonperforming loans and leases (a)	191%	187%	180%	167%	150%
As a percent of nonperforming assets (a)	151%	147%	144%	133%	125%
Nonperforming loans and leases as a percent of portfolio loans, leases and other assets , including other real estate owned (a)	1.04%	1.11%	1.19%	1.38%	1.62%
Nonperforming assets as a percent of portfolio loans, leases and other assets, including other real estate owned (a)	1.32%	1.41%	1.49%	1.73%	1.96%
Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	1.30%	1.39%	1.48%	1.75%	1.99%

(a)	Does not include nonaccrual loans held for sale
(b)	Excludes OREO related to government insured loans

Fifth Third Bancorp and Subsidiaries

Regulation G Non-GAAP Reconciliation

$ and shares in millions

(unaudited)

	For the Three Months Ended
	June	March	December	September	June
	2013	2013	2012	2012	2012
Income before income taxes (U.S. GAAP)	$859	$591	$540	$503	$565
Add: Provision expense (U.S. GAAP)	64	62	76	65	71

Pre-provision net revenue	923	653	616	568	636

Net income available to common shareholders (U.S. GAAP)	594	413	390	354	376
Add: Intangible amortization, net of tax	1	1	2	2	2

Tangible net income available to common shareholders	595	414	392	356	378
Tangible net income available to common shareholders (annualized) (a)	2,387	1,679	1,559	1,416	1,520

Average Bancorp shareholders’ equity (U.S. GAAP)	14,221	13,779	13,855	13,887	13,628
Less: Average preferred stock	(717)	(398)	(398)	(398)	(398)
Average goodwill	(2,416)	(2,416)	(2,417)	(2,417)	(2,417)
Average intangible assets	(24)	(26)	(28)	(31)	(34)

Average tangible common equity (b)	11,064	10,939	11,012	11,041	10,779

Total Bancorp shareholders’ equity (U.S. GAAP)	14,251	13,882	13,716	13,718	13,773
Less: Preferred stock	(991)	(398)	(398)	(398)	(398)
Goodwill	(2,416)	(2,416)	(2,416)	(2,417)	(2,417)
Intangible assets	(23)	(25)	(27)	(30)	(33)

Tangible common equity, including unrealized gains / losses (c)	10,821	11,043	10,875	10,873	10,925
Less: Accumulated other comprehensive income	(149)	(333)	(375)	(468)	(454)

Tangible common equity, excluding unrealized gains / losses (d)	10,672	10,710	10,500	10,405	10,471
Add: Preferred stock	991	398	398	398	398

Tangible equity (e)	11,663	11,108	10,898	10,803	10,869

Total assets (U.S. GAAP)	123,360	121,382	121,894	117,483	117,543
Less: Goodwill	(2,416)	(2,416)	(2,416)	(2,417)	(2,417)
Intangible assets	(23)	(25)	(27)	(30)	(33)

Tangible assets, including unrealized gains / losses (f)	120,921	118,941	119,451	115,036	115,093
Less: Accumulated other comprehensive income / loss, before tax	(229)	(512)	(577)	(720)	(698)

Tangible assets, excluding unrealized gains / losses (g)	120,692	118,429	118,874	114,316	114,395

Total Bancorp shareholders’ equity (U.S. GAAP)	14,251	13,882	13,716	13,718	13,773
Goodwill and certain other intangibles	(2,496)	(2,504)	(2,499)	(2,504)	(2,512)
Unrealized gains	(149)	(333)	(375)	(468)	(454)
Qualifying trust preferred securities	810	810	810	810	2,248
Other	22	23	33	38	38

Tier I capital	12,438	11,878	11,685	11,594	13,093

Less: Preferred stock	(991)	(398)	(398)	(398)	(398)
Qualifying trust preferred securities	(810)	(810)	(810)	(810)	(2,248)
Qualifying noncontrolling interests in consolidated subsidiaries	(38)	(38)	(48)	(51)	(51)

Tier I common equity (h)	10,599	10,632	10,429	10,335	10,396

Common shares outstanding (i)	851	875	882	897	919

Risk-weighted assets, determined in accordance with prescribed regulatory requirements (j)	112,330	109,626	109,699	106,858	106,398

Ratios:
Return on average tangible common equity (a) / (b)	21.6%	15.4%	14.1%	12.8%	14.1%
Tangible equity (e) / (g)	9.65%	9.36%	9.17%	9.45%	9.50%
Tangible common equity (excluding unrealized gains/losses) (d) / (g)	8.83%	9.03%	8.83%	9.10%	9.15%
Tangible common equity (including unrealized gains/losses) (c) / (f)	8.95%	9.28%	9.10%	9.45%	9.49%
Tangible common equity as a percent of risk-weighted assets
(excluding unrealized gains/losses) (d) / (j)	9.50%	9.77%	9.57%	9.74%	9.84%
Tangible book value per share (c) / (i)	$12.71	$12.62	$12.33	$12.12	$11.89
Tier I common equity (h) / (j)	9.44%	9.70%	9.51%	9.67%	9.77%
Basel III-Estimated Tier I common equity ratio

	June 2013
Tier I common equity (Basel I)	10,599
Add: Adjustment related to capital components	86

Estimated Tier I common equity under final Basel III rules without AOCI (opt out) (k)	10,685
Add: Adjustment related to AOCI	149

Estimated Tier I common equity under final Basel III rules with AOCI (non opt out) (l)	10,834

Estimated risk-weighted assets under final Basel III rules (m)	117,383

Estimated Tier I common equity ratio under final Basel III rules (opt out) (k) / (m)	9.10%
Estimated Tier I common equity ratio under final Basel III rules (non opt out) (l) / (m)	9.23%

(k)(l)	Under the final Basel III rules, non-advanced approach banks are permitted to make a one-time election to opt out of the requirement to include AOCI in Tier I common equity. Other adjustments include mortgage servicing rights and deferred tax assets subject to threshold limitations and deferred tax liabilities related to intangible assets.
(m)	Key differences under Basel III in the calculation of risk-weighted assets compared to Basel I include: (1) Risk weighting for commitments under 1 year; (2) Higher risk weighting for exposures to past due loans, foreign banks and certain commercial real estate; (3) Higher risk weighting for mortgage servicing rights and deferred tax assets that are under certain thresholds as a percent of Tier I capital; and (4) Derivatives are differentiated between exchange clearing and over-the-counter and the 50% risk-weight cap is removed.

Fifth Third Bancorp and Subsidiaries

Segment Presentation

$ in millions

(unaudited)

For the three months ended June 30, 2013	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	$366	$358	$85	$35	$41	$885
Provision for loan and lease losses	(37)	(51)	(22)	(1)	47	(64)

Net interest income after provision for loan and lease losses	329	307	63	34	88	821
Total noninterest income	198	216	250	99	297	1,060
Total noninterest expense	(279)	(426)	(190)	(123)	1	(1,017)

Net income before taxes	248	97	123	10	386	864
Applicable income taxes (a)	(50)	(35)	(44)	(3)	(129)	(261)

Net income	198	62	79	7	257	603
Net income attributable to noncontrolling interest	—	—	—	—	—	—

Net income attributable to Bancorp	198	62	79	7	257	603
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	$198	$62	$79	$7	$248	$594

For the three months ended March 31, 2013	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	$365	$347	$85	$36	$60	$893
Provision for loan and lease losses	(43)	(58)	(29)	(1)	69	(62)

Net interest income after provision for loan and lease losses	322	289	56	35	129	831
Total noninterest income	184	205	229	108	17	743
Total noninterest expense	(277)	(423)	(177)	(115)	14	(978)

Net income before taxes	229	71	108	28	160	596
Applicable income taxes (a)	(44)	(26)	(38)	(10)	(66)	(184)

Net income	185	45	70	18	94	412
Net income attributable to noncontrolling interest	—	—	—	—	(10)	(10)

Net income attributable to Bancorp	185	45	70	18	104	422
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	$185	$45	$70	$18	$95	$413

For the three months ended December 31, 2012	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	$386	$341	$80	$31	$65	$903
Provision for loan and lease losses	(42)	(68)	(36)	(1)	71	(76)

Net interest income after provision for loan and lease losses	344	273	44	30	136	827
Total noninterest income	201	214	263	94	108	880
Total noninterest expense	(277)	(393)	(174)	(105)	(214)	(1,163)

Net income before taxes	268	94	133	19	30	544
Applicable income taxes (a)	(59)	(33)	(47)	(6)	(3)	(148)

Net income	209	61	86	13	27	396
Net income attributable to noncontrolling interest	—	—	—	—	(3)	(3)

Net income attributable to Bancorp	209	61	86	13	30	399
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	$209	$61	$86	$13	$21	$390

For the three months ended September 30, 2012	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	$358	$344	$77	$30	$98	$907
Provision for loan and lease losses	(45)	(71)	(38)	(3)	92	(65)

Net interest income after provision for loan and lease losses	313	273	39	27	190	842
Total noninterest income	183	203	212	107	(34)	671
Total noninterest expense	(271)	(405)	(167)	(109)	(54)	(1,006)

Net income before taxes	225	71	84	25	102	507
Applicable income taxes (a)	(43)	(25)	(30)	(9)	(36)	(143)

Net income	182	46	54	16	66	364
Net income attributable to noncontrolling interest	—	—	—	—	1	1

Net income attributable to Bancorp	182	46	54	16	65	363
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	$182	$46	$54	$16	$56	$354

For the three months ended June 30, 2012	Commercial Banking	Branch Banking	Consumer Lending	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	$352	$342	$77	$29	$99	$899
Provision for loan and lease losses	(61)	(69)	(49)	(2)	110	(71)

Net interest income after provision for loan and lease losses	291	273	28	27	209	828
Total noninterest income	177	205	189	98	9	678
Total noninterest expense	(269)	(401)	(166)	(112)	11	(937)

Net income before taxes	199	77	51	13	229	569
Applicable income taxes (a)	(36)	(27)	(18)	(5)	(98)	(184)

Net income	163	50	33	8	131	385
Dividends on preferred stock	—	—	—	—	9	9

Net income available to common shareholders	$163	$50	$33	$8	$122	$376

(a)	Includes taxable equivalent adjustments of $5 million for the three months ended June 30, 2013, $5 million for the three months ended March 31, 2013, $4 million for the three months ended December 31, 2012, $4 million for the three months ended September 30, 2012 and $4 million for the three months ended June 30, 2012.